Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

MICROSEMI CORPORATION

as Borrower

The Several Lenders

from Time to Time Parties Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

Dated as of January 15, 2016

MORGAN STANLEY SENIOR FUNDING, INC.

The Bank of Tokyo-MitsubishI UFJ, LTD.

and

Deutsche Bank Securities Inc.

as Lead Arrangers and Bookrunners

under each Facility

THE BANK OF MONTREAL

RBC CAPITAL MARKETS

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Lead Arrangers and Bookrunners

under the Term A Facility and Revolving Facility

4.3	Conversion and Continuation Options	69
4.4	Limitations on Eurodollar Tranches	70
4.5	Interest Rates and Payment Dates	70
4.6	Computation of Interest and Fees; Failure to Satisfy Conditions Precedent; Obligations of Lenders Several	71
4.7	Inability to Determine Interest Rate	72
4.8	Pro Rata Treatment; Application of Payments; Payments	72
4.9	Requirements of Law	74
4.10	Taxes	75
4.11	Indemnity	80
4.12	Change of Lending Office	80
4.13	Replacement of Lenders	80
4.14	Evidence of Debt	81
4.15	Illegality	82

SECTION 5.	REPRESENTATIONS AND WARRANTIES	82

5.1	Financial Condition	82
5.2	No Change	83
5.3	Corporate Existence; Compliance with Law	83
5.4	Power; Authorization; Enforceable Obligations	84
5.5	No Legal Bar	84
5.6	Litigation	84
5.7	No Default	85
5.8	Ownership of Property; Liens	85
5.9	Intellectual Property	85
5.10	Taxes	86
5.11	Federal Regulations	86
5.12	Labor Matters	86
5.13	ERISA	86
5.14	Investment Company Act; Other Regulations	87
5.15	Subsidiaries	87
5.16	Use of Proceeds	87
5.17	Environmental Matters	88
5.18	Accuracy of Information, etc.	89
5.19	Security Documents	89
5.20	Solvency	90
5.21	Senior Indebtedness	90
5.22	Certain Documents	90
5.23	Anti-Terrorism Laws	90
5.24	Anti-Corruption Laws	91
5.25	EEA Financial Institution	91

SECTION 6.	CONDITIONS PRECEDENT	91

6.1	Conditions to Initial Extension of Credit	91
6.2	Conditions to Each Extension of Credit After the Closing Date	95

SECTION 7.	AFFIRMATIVE COVENANTS	95

7.1	Financial Statements	96
7.2	Certificates; Other Information	97
7.3	Payment of Taxes	98
7.4	Maintenance of Existence; Compliance	99
7.5	Maintenance of Property; Insurance	99
7.6	Inspection of Property; Books and Records; Discussions	99
7.7	Notices	99
7.8	Environmental Laws	100
7.9	Post-Closing; Additional Collateral, etc.	100
7.10	Further Assurances	103
7.11	Rated Credit Facility; Corporate Ratings	104
7.12	Use of Proceeds	104
7.13	Designation of Subsidiaries	104
7.14	Anti-Corruption Laws	104

SECTION 8.	NEGATIVE COVENANTS	104

8.1	Financial Condition Covenants	105
8.2	Indebtedness	105
8.3	Liens	108
8.4	Fundamental Changes	111
8.5	Disposition of Property	112
8.6	Restricted Payments	113
8.7	Investments	115
8.8	Optional Payments and Modifications of Certain Debt Instruments	117
8.9	Transactions with Affiliates	118
8.10	Sales and Leasebacks	118
8.11	Hedge Agreements	119
8.12	Changes in Fiscal Periods; Accounting Changes	119
8.13	Negative Pledge Clauses	119
8.14	Clauses Restricting Subsidiary Distributions	119
8.15	Lines of Business	120
8.16	Compliance with Sanctions and Money Laundering Laws	120

SECTION 9.	EVENTS OF DEFAULT	121

9.1	Events of Default	121
9.2	Remedies	124

SECTION 10.	THE AGENTS	125

10.1	Appointment	125
10.2	Delegation of Duties	126
10.3	Exculpatory Provisions	126
10.4	Reliance by Administrative Agent	127

10.5	Notice of Default	127
10.6	Non-Reliance on Agents and Other Lenders	127
10.7	Indemnification	128
10.8	Agent in Its Individual Capacity	128
10.9	Successor Administrative Agent; Resignation of Issuing Lender and Swingline Lender	128
10.10	Agents Generally	130
10.11	Lender Action	130
10.12	Withholding Taxes	130
10.13	Administrative Agent May File Proofs of Claim; Credit Bidding	130

SECTION 11.	MISCELLANEOUS	132

11.1	Amendments and Waivers	132
11.2	Notices	136
11.3	No Waiver; Cumulative Remedies	139
11.4	Survival of Representations and Warranties	139
11.5	Payment of Expenses and Taxes	139
11.6	Successors and Assigns; Participations and Assignments	141
11.7	Sharing of Payments; Set-off	147
11.8	Counterparts	148
11.9	Severability	148
11.10	Integration	148
11.11	GOVERNING LAW	149
11.12	Submission To Jurisdiction; Waivers	149
11.13	Acknowledgments	149
11.14	Releases of Guarantees and Liens	150
11.15	Confidentiality	150
11.16	WAIVERS OF JURY TRIAL	151
11.17	Patriot Act Notice	151
11.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	151

ANNEX:

A	Pricing Grid

SCHEDULES:

1.1	Commitments
1.2(b)	Unrestricted Subsidiaries
5.4	Consents, Authorizations, Filings and Notices
5.9	Intellectual Property
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Real Property
8.2	Existing Indebtedness
8.3	Existing Liens
8.7	Existing Investments
8.14	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
B-1	Form of Committed Loan Notice
B-2	Form of Swingline Loan Notice
C	Form of Guarantee and Collateral Agreement
D-1, D-2, D-3 and D-4	Forms of U.S. Tax Compliance Certificates
E-1	Form of Term A Note
E-2	Form of Term B Note
E-3	Form of Revolving Note
E-4	Form Swingline Note
F	Form of Closing Certificate
G	Form of Legal Opinion of O’Melveny & Myers LLP
H	Form of Intercompany Note
I	Form of Solvency Certificate
J	Form of Auction Procedures

This CREDIT AGREEMENT (this “Agreement”), dated as of January 15, 2016, among MICROSEMI CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) MORGAN STANLEY SENIOR FUNDING, INC., as Swingline Lender and MORGAN STANLEY SENIOR FUNDING, INC., as Issuing Lender.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated November 24, 2015 (as amended or modified in a manner consistent with Section 6.1(b)(i), the “Acquisition Agreement”), among the Borrower, Lois Acquisition Corp. and PMC-Sierra, Inc., a Delaware corporation (the “Target”), the Borrower will acquire (the “Acquisition”), directly or indirectly, 100% of the capital stock of the Target on the Closing Date;

WHEREAS, in connection with the Acquisition, the Borrower will provide consideration to the holders of the capital stock of the Target (such holders, the “Sellers”) consisting of cash and equity of the Borrower (such consideration, and any other consideration provided to the Sellers in connection with the Acquisition, the “Acquisition Consideration”) in accordance with, and subject to the terms of, the Acquisition Agreement;

WHEREAS, the Borrower, the several banks and other financial institutions party thereto and Bank of America, N.A. as administrative agent and collateral agent were parties to the Amended and Restated Credit Agreement, dated as of October 13, 2011 (such agreement as amended, modified or otherwise supplemented prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower will issue and sell senior unsecured notes due 2023 (but in any case due no earlier than the latest applicable Maturity Date as of the Closing Date) providing for gross proceeds of up to $450.0 million (the “Senior Notes”) pursuant to a 144A and/or Regulation S offering, or other private placement, the proceeds of which will be used to fund in part the Acquisition Consideration;

WHEREAS, the Borrower has requested that the Lenders provide new credit facilities which will be used, together with the proceeds of the Senior Notes, to fund in part the Acquisition Consideration, to repay the Existing Credit Facility (the “Refinancing”), to pay fees, costs and expenses (including upfront fees and OID) incurred in connection with the Transactions (such fees and expenses, “Transaction Costs”) and to provide general working capital and other general corporate purposes of the Borrower, and the Lenders have agreed to provide such facilities on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

1.1      Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”:  as defined in Section 8.2(n).

“Acquisition”:  as defined in the recitals to this Agreement.

“Acquisition Agreement”:  as defined in the recitals to this Agreement.

“Acquisition Consideration”:  as defined in the recitals to this Agreement.

“Acquisition Offer Documents”:  as “Offer Documents” is defined in the Acquisition Agreement.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the recitals to this Agreement.

“Administrative Agent Parties”:  as defined in Section 11.2(c).

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Related Parties”:  the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and any of their respective Affiliates and the partners, officers, directors, employees, agents, trustees, advisors or representatives of the foregoing.

“Agents”:  the collective reference to the Collateral Agent, the Administrative Agent and the Lead Arranger, which term shall include, for purposes of Section 10 and 11.5 only, the Issuing Lender and the Swingline Lender.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Term Commitments then in effect and (c) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, giving effect to any assignments.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage (carried out to the ninth decimal place)) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the recitals to this Agreement.

“Anti-Terrorism Laws”:  Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable foreign anti-money laundering, anti-terrorist financing laws and sanctions of Governmental Authorities (each as from time to time in effect).

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Term A Loans, Revolving Loans and Swingline Loans	2.50%	1.50%
Term B Loans	4.50%	3.50%

; provided, that, on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Term A Loans, Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Applicable Percentage”:  with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Application”:  an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Lender.

“Approved Fund”:  with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Restricted Subsidiary to a Person other than to the Borrower or a Restricted Subsidiary (excluding in any case any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (j), (k), (l), (m), (n), (o), (p) and (q) of Section 8.5) that yields gross proceeds to the Borrower or any Restricted Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, and, if applicable, the Borrower, each Issuing Lender and the Swingline Lender, substantially in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assignment Effective Date”:  as defined in Section 11.6(d).

“Authorized Collateral Agent” : as defined in the Guarantee and Collateral Agreement.

“Available Amount”:  a cumulative amount equal to (a) $50 million, plus (b) the Retained Excess Cash Flow Amount, plus (c) the cash proceeds of new public or private equity issuances of the Borrower or any parent of the Borrower (other than Disqualified Capital Stock and equity used to incur Equity Proceeds Indebtedness), plus (d) capital contributions to the Borrower made in cash or Cash Equivalents (other than in respect of Disqualified Capital Stock and any capital contributions used to incur Equity Proceeds Indebtedness), plus (e) returns, profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its subsidiaries on or proceeds of Dispositions of Investments made using the Available Amount, plus (f) the aggregate amount of Indebtedness (other than Indebtedness owing to the Borrower or any of its Restricted Subsidiaries) that has been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Borrower, plus (g) any Declined Prepayments.

“Available Incremental Amount”:  as defined in Section 2.4(a).

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate”:  for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the prime commercial lending rate published by the Wall Street Journal as the “prime rate”, (c) the Eurodollar Base Rate plus 1.00% and (d) (i) in the case of any Term A Loans, Revolving Loans or Swingline Loans, 1.00% or (ii) in the case of any Term B Loans, 1.75%.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 11.7(a).

“Blocked Person”:  as defined in Section 5.23(b).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the recitals to this Agreement.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries but excluding (a) expenditures financed with any Reinvestment Deferred Amount, (b) expenditures made in cash to fund the purchase price for assets acquired in Permitted Acquisitions or the Acquisition or incurred by the Person acquired in the Permitted Acquisition or the Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition or the Acquisition and (c) expenditures made with cash proceeds from any issuances of Capital Stock of the Borrower or any Restricted Subsidiary or contributions of capital made to the Borrower.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock or shares of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.

“Cash Collateralize”:  (a) in respect of an obligation, provide and pledge cash collateral in Dollars, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (b) in respect of L/C Obligations under Letters of Credit, either the deposit of cash collateral in an amount equal to 105% of such outstanding L/C Obligations or the delivery of a “backstop” Letter of Credit reasonably satisfactory to the relevant Issuing Lender (and “Cash Collateralization” has a corresponding meaning).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within twenty-four (24) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any Lender, any Qualified Counterparty to a Specified Cash Management Agreement or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twenty-four (24) months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, with respect to securities issued or fully guaranteed or insured by the United States government or of the type described in clause (b) hereof; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least investment grade by S&P or Moody’s; (f) securities with maturities of twenty-four months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest assets satisfying the requirements of clauses (a) through (f) or (h), (i), or (j) of this definition or 90% of the money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA- (or the equivalent thereof) by S&P and Aaa3 (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $3,000,000,000; (h) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof; (i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P for “A2” or higher from Moody’s with maturities of twenty-four months or less from the date of acquisition; (j) Investments with average maturities of twenty-four months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; or (k) in the case of any Foreign Subsidiary, liquid investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in investments of comparable terms and credit quality as those described in clauses (a) through (j) above.

“Cash Management Agreement”: any agreement for the provision of Cash Management Services.

“Cash Management Services”: (a) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit card and merchant card services.

“Change of Control”: an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)          a “change of control” or similar provision as set forth in the Senior Notes Indenture or any other indenture or other instrument evidencing any Material Indebtedness of the Borrower or any Restricted Subsidiary has occurred obligating the Borrower or any Restricted Subsidiary to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”:  means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)) and (ii)

with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date”:  January 15, 2016.

“Closing Date Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Closing Date Term A Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term A Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth on Schedule 1.1 to this Agreement or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Closing Date Term B Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term B Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth on Schedule 1.1 to this Agreement or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Closing Date Term Commitment”:  individually, a Closing Date Term A Commitment or a Closing Date Term B Commitment, as the case may be, and “Closing Date Term Commitments”, collectively, the Closing Date Term A Commitments and the Closing Date Term B Commitments.

“Closing Date Term A Loans”: as defined in Section 2.1.

“Closing Date Term B Loans”: as defined in Section 2.1.

“Closing Date Term Loans”: as defined in Section 2.1.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the recitals to this Agreement.

“Commitment”:  any Term Commitment or Revolving Commitment of any Lender.

“Commitment Fee”:  as defined in Section 3.5.

“Commitment Fee Rate”:  as determined pursuant to the Pricing Grid.

“Committed Loan Notice”: a notice of (a) a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1, (b) a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 3.1, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Loans, pursuant to Section 4.3,  which shall be substantially in the form of Exhibit B-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications”:  as defined in Section 11.2(b).

“Company Material Adverse Effect”:  any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole, or (b) the ability of the Target to consummate the transactions contemplated in the Acquisition Agreement on or before March 31, 2016; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect arising after the date of the Acquisition Agreement and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Target and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of the Acquisition Agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of the Target or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Target’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law, (vi) the taking of any action by the Target or any Subsidiary of the Target to the extent the taking of such action is expressly required by the Acquisition Agreement or such action was taken at the written request of the Borrower or Lois Acquisition Corp. or the failure by the Target or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the Acquisition Agreement or Borrower or Lois Acquisition Corp. requested in writing that the Target or any of its Subsidiaries not take such action, (vii) any proceeding brought or threatened by stockholders of either Borrower or the Target (whether on behalf of Target, the Borrower or otherwise) asserting allegations of breach of fiduciary duty relating to the Acquisition Agreement or violations of securities laws in connection with the Disclosure Documents (as such term is defined in the Acquisition Agreement), or (viii) any decrease or decline in the market price or trading volume of the common stock of the Target or any failure by the Target to meet any projections, forecasts or revenue or earnings predictions of the Target or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects the Target and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which the Target operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Conduit Lender Register”:  as defined in Section 11.6(i).

“Connection Income Taxes”:  Other Connection Taxes (including Taxes imposed as a result of such Recipient being organized under the laws of or Tax resident in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax) that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense for such period, (v) all extraordinary, unusual or nonrecurring losses, expenses and charges, (vi) any restructuring charges and reserves, and any losses on related sales of personal and real property, including any charges and losses incurred in connection with the closure of any operational facilities of the Borrower and its Restricted Subsidiaries for such period, (vii) effects of adjustments in any line item in the Borrower’s consolidated financial statements resulting from the application of purchase accounting (including any step-ups with respect to re-valuing assets and liabilities) in relation to the Transactions and any investment, acquisition, merger or consolidation or the depreciation, amortization or write-off of any amounts thereof, (viii) customary costs and expenses incurred in connection with the Transactions, (ix) all customary costs and expenses incurred or paid in connection with Investments (including Permitted Acquisitions) and Dispositions permitted hereunder whether or not such Investment or Disposition is consummated or occurs prior to or after the Closing Date, including, without limitation, the Acquisition, (x) all customary costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or issuance of Capital Stock, including, without limitation, the Acquisition, (xi) other expenses of the Borrower and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (xii) the aggregate net loss on the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, and less (b) the following to the extent added in calculating such Consolidated Net Income (A) all interest income for such period, (B) all income tax benefits included in Consolidated Net Income for such period, (C) non-cash purchase accounting adjustments, (D) the aggregate net gain from the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, all as determined on a consolidated basis and (E) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case assuming the repayment of Indebtedness in connection therewith occurred as of the first day of such Reference Period and (y) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the equity interests of a Person and (2) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $20,000,000.

“Consolidated Fixed Charge Coverage Ratio”:  for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period, calculated on a pro forma basis.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled amortization payments made during such period on account of principal of Indebtedness of the Borrower or any of its Restricted Subsidiaries (including scheduled amortization principal payments in respect of the Term Loans but excluding the Revolving Loans), (c) income taxes paid in cash during such period, (d) Capital Expenditures paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures), and (e) Restricted Payments pursuant to Sections 8.6(e) and (f) paid in cash during such period.

“Consolidated Funded Debt”:  at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP excluding, for the avoidance of doubt, (a) Indebtedness of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, (b) Indebtedness of the type described in clause (g) of the definition of such term and (c) Earn-Out Obligations until any such obligation after 60 days of becoming due and payable, has not been paid.

“Consolidated Interest Expense”:  for any period, the excess of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing), determined in accordance with GAAP, over (b) income (net of costs) and net costs under Hedge Agreements in respect of interest rates to the extent such net income is allocable to such period in accordance with GAAP, but excluding, to the extent related to the Transactions, debt issuance costs and debt discount or premium, properly classified as an interest expense under GAAP.

“Consolidated Leverage Ratio”:  at any date, the ratio of (a) Consolidated Funded Debt as of such date minus unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries of up to $300.0 million to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1), calculated on a pro forma basis.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions or that (as reasonably determined by a Responsible Officer) could have been distributed by such Person during such period to the Borrower or a Restricted Subsidiary and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document or as permitted under Section 8.14), its Organizational Documents or Requirement of Law applicable to such Restricted Subsidiary.

“Consolidated Total Assets”:  the total amount of assets of the Borrower and its consolidated Restricted Subsidiaries, as set forth on the most recent financial statements delivered pursuant to Sections 7.1(a) and (b), in each case as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Closing Date, with such pro forma adjustments as are appropriate.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Family Rating”:  an opinion issued by Moody’s of a corporate family’s ability to honor all of its financial obligations that is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure.

“Corporate Rating”:  an opinion issued by S&P of an obligor’s overall financial capacity (its creditworthiness) to pay its financial obligations.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Prepayments”:  as defined in Section 4.2(e).

“Default”:  any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to Section 3.15(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.15(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”:  each of (i) Persons whose net sales are primarily derived from semiconductors, (ii) competitors of the Borrower, the Target and their respective Subsidiaries specified by the Borrower to the Administrative Agent in writing from time to time, (ii) certain other Persons identified in writing to the Lead Arrangers and the Administrative Agent prior to the initial syndication of the Facilities and (iii) as to any entity referenced in each case of clauses (i) through (iii) above (the “Primary Disqualified Lender”), any known affiliates of such Primary Disqualified Lenders readily identifiable by name but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Disqualified Capital Stock”:  any Capital Stock that is not Qualified Capital Stock.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower that is a “United States Person,” as defined in the Code, other than a Foreign Subsidiary.

“DQ List”:  as defined in Section 11.6(k)(iv).

“Dutch Auction”:  as defined in Section 11.6(j).

“Earn-Out Obligations”:  those certain unsecured obligations of the Borrower or any Restricted Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 8.7 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith.

“ECF Percentage”:  50%; provided, that, with respect to each fiscal year of the Borrower commencing with the fiscal year ending October 1, 2017, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio, calculated on a pro forma basis, as of the last day of such fiscal year is equal to or less than 3.00 to 1.00 and to 0% if the Consolidated Leverage Ratio, calculated on a pro forma basis, as of the last day of such fiscal year is equal to or less than 2.50 to 1.00.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  any Assignee permitted by and consented to in accordance with Section 11.6(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrower or any of its Subsidiaries, (b) any natural person or (c) any Disqualified Institution.

“Environmental Laws”:  any and all applicable foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Proceeds Indebtedness”:  Indebtedness incurred pursuant to Section 8.2(u).

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate”:

(a)          for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than (i) in the case of the Term B Loans, 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement, and (ii) in the case of the Term A Loans, Revolving Loans and Swingline Loans, 0.00%, such rate shall be deemed 0.00% for purposes of this Agreement; and

(b)          for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage”:  for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and permitted Investments (including Permitted Acquisitions) (excluding (x) the principal amount of Indebtedness (other than Revolving Loans) incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period to the extent such repaid amounts may not be reborrowed) and (y) any such expenditures financed with the proceeds of any Reinvestment Deferred Amount) in each case to the extent financed with internally generated funds made during such fiscal year, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount of all mandatory payments of Funded Debt and all voluntary payments of Funded Debt that is pari passu in right of payment with the Loans (excluding, in each case, the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year to the extent financed with internally generated funds made during such fiscal year, (v) cash payments made in satisfaction of non current liabilities (excluding payments of Indebtedness for borrowed money) (to the extent financed with internally generated funds made during such fiscal year), (vi)  increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), (viii) Restricted Payments made by Borrower or any Restricted Subsidiary in cash to a Person other than the Borrower or a Restricted Subsidiary to the extent financed with internally generated funds made during such fiscal year, (ix) customary fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and Dispositions permitted under Section 8.5 hereof and (x) any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder.

“Excess Cash Flow Application Date”:  as defined in Section 4.2(c).

“Excess Cash Flow Payment Period”:  with respect to the prepayment required on each Excess Cash Flow Application Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act”:  as defined in Section 7.2(d).

“Excluded Indebtedness”:  all Indebtedness permitted by Section 8.2.

“Excluded Information” means any non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Term Lender’s decision to assign Term Loans or a purchasing Term Lender’s decision to purchase Term Loans.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.10, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with paragraph (g) or paragraph (i) of Section 4.10 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Revolving Commitment”:  any Class of Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.6.

“Extended Revolving Loan”:  any Revolving Loans made pursuant to the Extended Revolving Commitments.

“Extended Term A Loan”:  any Class of Term A Loans the maturity of which shall have been extended pursuant to Section 2.6

“Extended Term B Loan”:  any Class of Term B Loans the maturity of which shall have been extended pursuant to Section 2.6.

“Extended Term Loan”:  any Extended Term A Loan or Extended Term B Loan.

“Extension”:  as defined in Section 2.6(a).

“Extension Amendment”:  an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.6, each Issuing Lender and/or the Swingline Lender implementing an Extension in accordance with Section 2.6.

“Extension Offer”:  as defined in Section 2.6(a).

“Facility”:  each of (a) the Term A Facility (including, if applicable, any Incremental Term A Facility), (b) the Revolving Facility (including, if applicable, any Incremental Revolving Facility) and (c) the Term B Facility (including, if applicable, any Incremental Term B Facility), and “Facilities”, collectively, all of the foregoing.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Federal Funds Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business

Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”:  that certain Second Amended and Restated Fee Letter, dated as of the November 17, 2015 among the Borrower and the Administrative Agent.

“FEMA”:  the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenants”: the financial condition covenants set forth in Section 8.1 hereof.

“Financial Covenant Event of Default”: as defined in Section 9.1(c).

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”:  (a) any Subsidiary of the Borrower or of the Target, as applicable, (i) that has no material assets other than equity interests in one or more Foreign Subsidiaries or (ii) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (b) any other Subsidiary of the Borrower or of the Target, as applicable, for so long as such Subsidiary would not be able to execute a guaranty or pledge without creating an investment in “United States property” (within the meaning of Section 956 of the Code) that could give rise to taxable income for any Loan Party pursuant to Section 956 of the Code.  For purposes hereof, any Subsidiary of a Foreign Subsidiary shall be deemed to be a Foreign Subsidiary, unless otherwise mutually agreed between the Administrative Agent and the Borrower.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Debt”:  as to any Person, without duplication, all Indebtedness (excluding (a) Indebtedness of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, (b) Indebtedness of the type described in clause (g) of the definition of such term, and (c) Earn-Out Obligations until any such obligation after 60 days of becoming due and payable, has not been paid) of such Person that matures more than one (1) year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one (1) year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States (or, as it relates to any Subsidiary of the Borrower organized under the laws of Canada or any province thereof, generally accepted accounting principles in Canada) as in effect on the date hereof or otherwise as provided in Section 1.2(e) and changes to these principles occurring after the date hereof that would not, in the reasonable determination of the Administrative Agent, cause adverse consequences to the Borrower in connection with the terms of this Agreement; provided that all leases that would be treated as operating leases for purposes of GAAP as in effect on the Closing Date shall continue to be accounted for as operating leases for purposes of the Loan Documents, regardless of any change to GAAP following the Closing Date that would otherwise require such leases to be treated as capital leases.

“Governmental Authority”:  any nation or government, any state or provincial or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization”:  all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii)

to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”:  any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiary”:  each Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than 5.0% of (i) the consolidated gross revenues (after intercompany eliminations) of the Borrower and its Restricted Subsidiaries or (ii) the consolidated assets (after intercompany eliminations) of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter after giving pro forma effect to any acquisitions or dispositions of companies, divisions or lines of business since the start of such four quarter period and on or prior to the date of acquisition of such Subsidiary; and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 15% of such consolidated gross revenues and more than 15% of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 85% of the consolidated gross revenues and 85% of the consolidated assets, each as described in clause (a) above; provided that, notwithstanding anything herein to the contrary PowerDsine, Inc. shall be an Immaterial Subsidiary.

“Increase Term Joinder”:  as defined in Section 2.4.

“Increase Revolving Joinder”:  as defined in Section 3.16.

“Incremental Equivalent Debt”:  means Indebtedness issued in accordance with Section 2.5 consisting of one or more series of senior secured or junior lien notes, subordinated notes or senior unsecured notes, in each case, issued in a public offering, Rule 144A or other private placement transaction, a bridge facility in lieu of the foregoing, or junior lien or subordinated loans, secured or unsecured mezzanine Indebtedness or debt securities, in each case subject to the terms set forth in Section 2.5.

“Incremental Lender”: any Person that makes a Loan pursuant to Section 2.4 or 3.16, or has a commitment to make a Loan pursuant to Section 2.4 or 3.16.

“Incremental Revolving Commitment”:  as defined in Section 3.16.

“Incremental Revolving Facility”:  as defined in Section 3.16.

“Incremental Revolving Loans”:  as defined in Section 3.16.

“Incremental Term Facility”:  as defined in Section 2.4.

“Incremental Term A Commitment”  any commitment in respect of an Incremental Term A Facility.

“Incremental Term A Facility”:  any Incremental Term Facility that is structured as a term A facility.

“Incremental Term B Commitment”  any commitment in respect of an Incremental Term B Facility.

“Incremental Term B Facility”:  any Incremental Term Facility that is structured as a term B facility.

“Incremental Term Loans”:  as defined in Section 2.4.

“Incremental Term Loan Commitment”:  as defined in Section 2.4

“Incremental Yield”: as defined in Section 2.4(c)(vi).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (including Earn-Out Obligations but excluding current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9.1(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For purposes of clause (j) above (including as such clause applies to Section 9.1(e)), the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Liabilities”:  as defined in Section 11.5.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”:  as defined in Section 11.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all inventions described and claimed therein, and reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, tradenames, slogans, logos, trade dress, Internet Domain Names , and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and reissues, continuations, extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, whether established, registered or recorded in the United States or any other country or any political subdivision thereof, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof; (f) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof, (g) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing, and (h) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world.

“Intellectual Property Security Agreements”:  an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any material Intellectual Property grants to the Collateral Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property, in form and substance reasonably satisfactory to the Administrative Agent.

“Intercompany Note”:  the Amended and Restated Intercompany Note executed and delivered by the Borrower and certain Restricted Subsidiaries, substantially in the form of Exhibit H, or such other form as the Administrative Agent may agree including to reflect additional tranches of pari passu Indebtedness permitted to be incurred hereunder, including the Overnight Facility.

“Interest Payment Date”:  (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or if available to all Lenders under the relevant Facility, twelve months) thereafter, as selected by the Borrower in its Committed Loan Notice; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or if available to all Lenders under the relevant Facility, twelve months) thereafter, as selected by the Borrower in its Committed Loan Notice to the Administrative Agent no later than 12:00 Noon, New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         no Interest Period shall extend beyond the Revolving Termination Date or beyond the applicable Term Loan Maturity Date, as the case may be; and

(iii)        any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internet Domain Names”:  all Internet domain names and associated URL addresses.

“Investments”:  as defined in Section 8.7.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”:  with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by an Issuing Lender and the Borrower (or any Subsidiary) or in favor of such Issuing Lender and relating to such Letter of Credit.

“Issuing Lender”:  Morgan Stanley Senior Funding, Inc. in its capacity as issuer of any Letter of Credit and/or such other Lender or Affiliate of a Lender as the Borrower may select and such Lender or Affiliate of a Lender shall agree to act in the capacity of Issuing Lender hereunder pursuant to this Agreement.

“ITA”:  the Income Tax Act (Canada), as amended, and any regulations promulgated thereunder.

“Junior Financing”:  any Junior Indebtedness or any other Indebtedness of the Borrower or any Restricted Subsidiary that is required to be subordinated in payment, lien priority or any other manner to the Obligations.

“Junior Financing Documentation”:  any documentation governing any Junior Financing.

“Junior Indebtedness”:  Indebtedness of any Person so long as (a) such Indebtedness shall not require any amortization prior to the date that is six months following the latest Term Loan Maturity Date; (b) the weighted average maturity of such Indebtedness shall occur after the date that is six (6) months following the latest Term Loan Maturity Date; (c) the mandatory prepayment provisions, affirmative and negative covenants and financial covenants shall be no more restrictive, taken as a whole, than the provisions set forth in the Loan Documents; (d) the other terms and conditions of such Indebtedness shall be reasonably satisfactory to the Administrative Agent; (e) such Indebtedness is either unsecured, Subordinated Indebtedness or Second Lien Indebtedness; (f) if such Indebtedness is Subordinated Indebtedness or Second Lien Indebtedness, the other terms and conditions contained in the relevant definitions thereof shall be satisfied; (g) if such Indebtedness is incurred by a Loan Party, such Indebtedness may be guaranteed by another Loan Party so long as (A) such Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and Collateral Agreement and (B) if the Indebtedness being guaranteed, or the Lien thereof, is subordinated to the Obligations, such guarantee, or any Lien securing it, shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; and (h) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Loan Party, subject to Section 8.7(f), such Indebtedness may be guaranteed by another Restricted Subsidiary.

“L/C Commitment”:  $50,000,000.

“L/C Exposure”:  as to any Lender, its pro rata portion of the L/C Obligations.

“L/C Fee”: as defined in Section 3.9(a).

“L/C Fee Payment Date”:  the fifth Business Day following the last day of each March, June, September and December and the last day of the Revolving Availability Period.

“L/C Obligations”:  as at any date of determination, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than an Issuing Lender.

“Lead Arrangers”:  collectively, in the case of all Facilities, Morgan Stanley Senior Funding Inc., The Bank of Tokyo-Mitsubishi UFJ Ltd., Deutsche Bank Securities, Inc., and additionally, in the case of the Term A Facility and the Revolving Facility only, The Bank of Montreal, RBC Capital Markets1 and SunTrust Robinson Humphrey, Inc., in each case, in its respective capacity as a joint lead arranger under this Agreement.

“Lenders”:  each Revolving Lender, Term Lender and Incremental Lender; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

“Letters of Credit”:  as defined in Section 3.7(a).

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Provisions”:  as defined in Section 6.1.

“Loan”:  any loans and advances made by the Lenders pursuant to this Agreement or any Increase Term Joinder or Increase Revolving Joinder, including Swingline Loans.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, the Fee Letter and each Issuer Document.

“Loan Party”:  each of the Borrower and the Subsidiary Guarantors.

“Majority Facility Lenders”:  the holders of more than 50% of (a) with respect to each Term Facility, the aggregate unpaid principal amount of the outstanding Term Loans under such Term Facility plus the aggregate principal amount of Term Commitments under such Term Facility and (b) with respect to the Revolving Facility, the Total Revolving Extensions of Credit outstanding under the Revolving Facility (or, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Majority Pro Rata Lenders”:  the holders, cumulatively, of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term A Loans then outstanding, (b) the total Term A Commitments then in effect, and (c) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Margin Stock”:  shall have the meaning provided in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Material Acquisition”: as defined  in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”:  means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition”: as defined  in the definition of “Consolidated EBITDA”.

“Material Indebtedness”:  of any Person at any date, Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”:  as defined in Section 4.5(e).

“Minimum Collateral Amount”  (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105 % of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Moody’s”:  Moody’s Investors Service, Inc.

“Mortgaged Properties”:  the real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  any mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) other customary fees and expenses actually incurred in connection therewith, (iv) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (v) amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale), provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve; provided that no proceeds shall constitute Net Cash Proceeds under this clause (a) at any time until the aggregate amount of all such proceeds at such time shall exceed $10,000,000, and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lenders”:  as defined in Section 11.1.

“Non-Defaulting Lender”:  at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice”: as defined in Section 3.8(b).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreements, any Qualified Counterparty) or any Affiliate of any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (a) notwithstanding the foregoing or anything to the contrary contained in any Specified Hedging Agreement, Specified Cash Management Agreement or in this Agreement or any other Loan Document, Obligations of the Borrower or any other Loan Party under or in respect of any Specified Hedge Agreement or any Specified Cash Management Agreement shall constitute Obligations secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Agreements; provided, however, subject to the foregoing, nothing herein shall limit the rights of any Qualified Counterparty set forth in such Specified Hedge Agreement; provided, further, that in no event shall “Obligations” include any Excluded Swap Obligation.

“OID”:  original issue discount.

“Organizational Documents”:  as to any Person, the Certificate of Incorporation, Certificate of Formation, By Laws, Limited Liability Company Agreement, Partnership Agreement or other similar organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13).

“Overnight Facility”:  as defined in Section 8.2(x).

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant”:  as defined in Section 11.6(e).

“Participant Register”:  as defined in Section 11.6(f).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”:  any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided:

(a)          immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c)          in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Restricted Subsidiary in connection with such acquisition shall be owned 100% by the Borrower or a Restricted Subsidiary or the Borrower or a Restricted Subsidiary shall have offered to purchase 100% of such Capital Stock, and the Borrower shall take, or cause to be taken, each of the actions set forth in Sections 7.9 and 7.10, as applicable, within the time period(s) set forth therein;

(d)          so long as any Revolving Loan or Revolving Commitment or Term A Loan is outstanding, unless the Majority Pro Rata Lenders otherwise agree, the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a);

(e)          the Borrower shall have delivered to the Administrative Agent at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 8.1 to the extent such compliance is required under clause (d) above and compliance with clause (g) below, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 8.1 and, if the total consideration paid in connection with such Permitted Acquisition (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Restricted Subsidiaries following such acquisition) exceeds $300,000,000, appropriate revisions to the projections included in the confidential information memorandum delivered in connection with the Acquisition, or, if Projections have been provided pursuant to Section 7.2(c), appropriate revisions to such Projections, in each case after giving effect to such acquisition (such revised projections or Projections to be accompanied by a certificate of a Responsible Officer of the Borrower stating that such revised projections or Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer of the Borrower to be reasonable at such time (it being recognized that such revised projections or Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projections or Projections by a material amount));

(f)          any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided in Section 8.15, as of the time of such acquisition; and

(g)          the total consideration paid in connection with all Permitted Acquisitions of Persons that do not become Loan Parties or assets that are not acquired by a Loan Party (including any Earn-Out Obligations but excluding any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Restricted Subsidiaries following such acquisitions to the extent permitted under Section 8.2(n)) shall not exceed, from the Closing Date, (i) $450,000,000 plus (ii) unlimited additional amounts so long as the Consolidated Leverage Ratio for the period of four (4) fiscal quarters most recently completed for which financial statements were required to have been delivered pursuant to Section 7.1 does not exceed 3.00:1.00 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of such four (4) fiscal quarter period; provided that this clause (g) shall not apply to acquisitions where the acquired Person is a domestic entity who becomes a Loan Party and the Subsidiaries of such acquired Person who do not become Loan Parties account in the aggregate for not more than 25.0% the consolidated gross revenues (after intercompany eliminations) of such acquired Person and its Subsidiaries or the consolidated assets (after intercompany eliminations) of such acquired Person and its Subsidiaries.

“Permitted Refinancing”:  as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination; and (f) no material terms (other than interest rate) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 11.2(b).

“Pledged Company”:  any Subsidiary of the Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”:  as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Primary Disqualified Lender”: as defined in the definition of “Disqualified Institution”.

“pro forma basis” or “pro forma effect” means, with respect to compliance with any test or covenant, compliance with such test or covenant after giving effect to (i) any Material Acquisition, (ii) any incurrence or repayment of Indebtedness or (iii) any Material Disposition

(including (a) pro forma adjustments arising out of events which are directly attributable to any proposed Material Acquisition, any incurrence or repayment of Indebtedness or any Material Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (b) pro forma adjustments determined in good faith by the Borrower that are consented to by the Administrative Agent (such consent not to be unreasonably withheld) arising out of operating and other expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented within 12 months following such transaction and are supportable and quantifiable and, in each case, including (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, other than adjustments in connection with the Acquisition (which shall not be subject to any cap), amounts added back to Consolidated EBITDA pursuant to this clause (b) shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such add-backs) for any measurement period, and (c) such other adjustments as determined in good faith by the Borrower that are consented to by the Administrative Agent (such consent not to be unreasonably withheld), in each case as certified by an officer of the Borrower, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of the Borrower and its subsidiaries and assuming that all Material Acquisitions that have been consummated during the period, any Material Disposition and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“Pro Forma Financial Statements”:  as defined in Section 5.1(a).

“Projections”:  as defined in Section 7.2(c).

“Properties”:  as defined in Section 5.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the one hundred eighty-first day following the latest Term Loan Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (x) above, in each case, at any time on or after the one hundred eighty-first day following the latest Term Loan Maturity Date.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Agreement, any counterparty thereto that is, or that at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into, was, a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement or Specified Cash Management Agreement at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Quarterly Payment Date”: the last day of each of March, June, September and December.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary.

“Refinanced Facility”  as defined in Section 11.1.

“Refinanced Term Loan”  as defined in Section 11.1.

“Refinancing”:  as defined in the recitals to this Agreement.

“Refinancing Notes”:  as defined in Section 11.1.

“Refinancing Term Loans”:  as defined in Section 11.1.

“Refunded Swingline Loans”:  as defined in Section 3.4(b).

“Refunding Date”:  as defined in Section 3.4(c).

“Register”:  as defined in Section 11.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or committed to be expended pursuant to binding documentation prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s or its Restricted Subsidiaries’ businesses; provided that such amount shall be increased by any amount committed to be expended prior to the date occurring twelve (12) months after such Reinvestment Event but not actually expended within six (6) months of such date.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve (12) months after such Reinvestment Event (which shall be extended by six (6) months to the extent the Reinvestment Deferred Amount is committed to be expended pursuant to binding documentation prior to the expiration of the foregoing twelve (12) month period) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s or its Restricted Subsidiaries’ businesses with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party Register”:  as defined in Section 11.6(d).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Facility”:  as defined in Section 11.1.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Event”:  (i) any prepayment or repayment of Term B Loans, in whole or in part, with the proceeds of, or conversion of any portion of any tranche of Term B Loans into, any new or replacement tranche of syndicated term loans under credit facilities bearing interest with an all-in yield less than the all-in yield applicable to such portion of the Term B Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Term Loan B Facility which reduces the all-in yield applicable to the Term B Loans, but excluding, in any such case, any new or replacement syndicated term loans incurred in connection with a change of control, initial public offering or a transformative acquisition.

“Required Lenders”:  at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding, (b) the Total Term Commitments then in effect, and (c) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower, and, solely for purposes of notices given to Section 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted Payments”:  as defined in Section 8.6.

“Restricted Subsidiary”:  means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount”:  as at the date of any determination, an amount, not less than zero and determined on a cumulative basis, that is equal to, for any fiscal year ending on or prior to October 2, 2016, 50%, and for any fiscal year ending thereafter, 100%, in each case of the aggregate cumulative sum of Excess Cash Flow that the Borrower is not required to apply to make a prepayment pursuant to Section 4.2(c).

“Revolving Availability Period”:  the period from the Closing Date to the Revolving Termination Date.

“Revolving Commitments”:  collectively, the Closing Date Revolving Commitments and any Incremental Revolving Commitments.

“Revolving Commitment Increase Effective Date”:  as defined in Section 3.16.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  the Total Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 3.1(a), together with any Incremental Revolving Loans.

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments, subject to adjustment as provided in Section 3.15; provided that if the Revolving Commitments have expired or been terminated, the Revolving Percentage shall be determined based on each Revolving Lender’s Revolving Percentage immediately prior to the termination of the Revolving Commitments.

“Revolving Termination Date”:  the date that is five (5) years after the Closing Date.

“S&P”:  Standard & Poor’s Ratings Services.

“Sanctioned Country”:  at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person”:  at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by United States Treasury Department’s Office of Foreign Asset Control, the U.S. Department of State, the United Nations Security Council or the European Union, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by United States Treasury Department’s Office of Foreign Asset Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Indebtedness”:  Junior Indebtedness of any Person that is secured by a junior Lien on the Collateral; provided that the holder of such Indebtedness executes and delivers an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Parties”:  the collective reference to the Lenders, the Agents, the Qualified Counterparties, each Issuing Lender and the Swingline Lender, and each of their successors and assigns.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document, Specified Hedge Agreement or Specified Cash Management Agreement.

“Senior Notes”:  as defined in the recitals to this Agreement.

“Senior Notes Indenture”:  that certain indenture governing the Senior Notes, dated as of the date hereof, among the Borrower, the guarantors named therein and U.S. Bank National Association as trustee.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Software”:  as defined in the definition of Intellectual Property.

“Solvent”:  means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including contingent liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code; (b) the fair valuation of the property of such Person is not less than the aggregate amount that will be required to pay the probable liability of such Person on its then existing debts (including Guarantees and other contingent obligations) as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction for which such Person's property would constitute unreasonably small capital.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Cash Management Agreement”:  any Cash Management Agreement entered into by (a) any Loan Party and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements.  No Specified Cash Management Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Event of Default”:  any Event of Default under Section 9.1(a) or (f).

“Specified Hedge Agreement”:  any Hedge Agreement entered into by (a) the Borrower and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.  No Specified Hedge Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement; provided, however, nothing herein shall limit the rights of any such Qualified Counterparty set forth in such Specified Hedge Agreement.

“Specified Representations”:  as defined in Section 6.1(o).

“STCA Intercreditor Agreement”:  a pari passu intercreditor agreement substantially in the form attached as Annex V to the Guarantee and Collateral Agreement.

“Stock Certificates”:  Collateral consisting of certificates representing Capital Stock of any Subsidiary Guarantor for which a security interest can be perfected by delivering such certificates.

“Subordinated Indebtedness”:  any unsecured Junior Indebtedness of the Borrower the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Restricted Subsidiary of the Borrower other than any Immaterial Subsidiary or Foreign Subsidiary.

“Swap Obligation”: with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Exposure”:  as to any Lenders, its pro rata portion of the Swingline Loans.

“Swingline Lender”:  Morgan Stanley Senior Funding, Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loan Notice”: a notice of a borrowing of Swingline Loans pursuant to Section 3.4, which shall be substantially in the form of Exhibit B-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Loans”:  as defined in Section 3.3.

“Swingline Participation Amount”:  as defined in Section 3.4.

“Syndication Date”:  the date on which the Lead Arrangers complete the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement.

“Target”:  as defined in the recitals to this Agreement.

“Taxes”:  all present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed with respect thereto.

“Term A Commitments”:  collectively, the Closing Date Term A Commitments and any Incremental Term A Commitments.

“Term A Facility”:  the Term A Commitments and the Term A Loans.

“Term A Lender”:  each Lender that has a Term A Commitment or that holds a Term A Loan.

“Term A Loan”:  the Closing Date Term A Loans, any Incremental Term A Loans, if applicable, and any Extended Term A Loans, if applicable.

“Term A Percentage”:  as to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) which such Lender’s Term A Commitment then constitutes of the aggregate Term A Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term A Loans then outstanding plus such Lender’s Term A Commitment then in effect constitutes of the aggregate principal amount of the Term A Loans then outstanding plus the Term A Commitments then in effect).

“Term B Commitments”:  collectively, the Closing Date Term B Commitments and any Incremental Term B Commitments.

“Term B Facility”: the Term B Commitments and the Term B Loans.

“Term B Lender”:  each Lender that has a Term B Commitment or that holds a Term B Loan.

“Term B Loan”:  the Closing Date Term B Loans, any Incremental Term B Loans, if applicable, and any Extended Term B Loans, if applicable.

“Term B Percentage”:  as to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) which such Lender’s Term B Commitment then constitutes of the aggregate Term B Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term B Loans then outstanding plus such Lender’s Term B Commitment then in effect constitutes of the aggregate principal amount of the Term B Loans then outstanding plus the Term B Commitments then in effect).

“Term Commitments”: collectively, the Closing Date Term Commitments and any Incremental Term Commitments.

“Term Facility”:  individually, the Term A Facility or the Term B Facility, as the case may be, and “Term Facilities”, collectively, the Term A Facility and the Term B Facility.

“Term Lender”:  collectively, each Term A Lender and Term B Lender.

“Term Loan”:  collectively, each Term A Loan and Term B Loan.

“Term Loan Increase Effective Date”:  as defined in Section 2.4.

“Term Loan Maturity Date”: (i) with respect to Term A Loans, January 15, 2021 (the “Term A Loan Maturity Date”), (ii) with respect to the Term B Loans, January 15, 2023 (the “Term B Loan Maturity Date”) and (iii) with respect to any Incremental Term Loans, the date set forth in the applicable Increase Term Joinder applicable to such Incremental Term Loans.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Term Commitments”:  at any time, the aggregate amount of the Term Commitments then in effect.

“Transactions”:  collectively, (a) the consummation of the Acquisition and the Refinancing, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents and the borrowings and other transactions contemplated hereby and thereby, (c) the issuance and sale of the Senior Notes and the performance of obligations contemplated by the Senior Notes Indenture, and (d) the payment of the Transaction Costs.

“Transaction Costs”  as defined in the recitals to this Agreement.

“Transaction Costs Revolving Amount”  as defined in Section 5.16(b).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unasserted Contingent Obligations”:  as defined in the Guarantee and Collateral Agreement.

“UCC Filing Collateral”:  Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States”:  the United States of America.

“Unrestricted Subsidiary”:  means (i) each Subsidiary of the Borrower listed on Schedule 1.2(b) on the Closing Date, (ii) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 7.13 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Voluntary Prepayment”:  a prepayment of the Loans (including the Term Loans but excluding prepayments of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) in any year, other than any such prepayment made with the proceeds of Indebtedness, the proceeds of any issuance of Capital Stock, the proceeds of any Asset Sale or the proceeds of any Recovery Event (so long as such proceeds of an Asset Sale or Recovery Event are not included in the calculation of Excess Cash Flow).

“Wholly Owned Restricted Subsidiary”:  a Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or, in the case of any Foreign Subsidiary, other accounting standards, if applicable, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) any references herein to any Person shall be construed to include such Person’s successors and assigns.

(b)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Borrower and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of the change in GAAP; provided that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of Company at “fair value” as defined therein.

(e)          When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

1.3          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2.    AMOUNT AND TERMS OF TERM COMMITMENTS

2.1          Term Commitments.  Subject to the terms and conditions hereof, (a) each Term A Lender severally agrees to make, on the Closing Date, one or more term loans (each, a “Closing Date Term A Loan” to the Borrower in Dollars in an amount equal to such Term A Lender’s Closing Date Term A Commitments and (b) each Term B Lender severally agrees to make, on the Closing Date, one or more term loans (each, a “Closing Date Term B Loan” and, collectively with the Term A Loans, the “Closing Date Term Loans”) to the Borrower in Dollars in an amount equal to such Term B Lender’s Closing Date Term B Commitments.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.  The Borrower may make only one borrowing in respect of the Closing Date Term Commitments which shall be on the Closing Date.  All amounts borrowed hereunder with respect to the Closing Date Term Loans shall be paid in full no later than the Term Loan Maturity Date applicable to such Term Loans.  Each Term Lender’s Closing Date Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Commitment on such date.

2.2          Procedure for Term Loan Borrowings.  The Borrower shall give the Administrative Agent notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the Closing Date) requesting that the Term Lenders make the Closing Date Term Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date, each applicable Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Closing Date Term Loans to be made by such Lender.  The Administrative Agent shall make the proceeds of such Closing Date Term Loans available to the Borrower on such Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.  After the Closing Date, each borrowing of Term Loans, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to

Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any borrowing of Base Rate Loans.

2.3          Repayment of Term Loans.  On each Quarterly Payment Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the principal amount of Term Loans then outstanding as follows:

(a)          in the case of Closing Date Term A Loans, for the first eight Quarterly Payment Dates following the Closing Date beginning with the Quarterly Payment Date occurring June 30, 2016, an amount equal to 1.25% of the aggregate initial principal amounts of all Closing Date Term A Loans theretofore borrowed by the Borrower pursuant to Section 2.1 and, for each Quarterly Payment Date thereafter, an amount equal to 2.50% of the aggregate initial principal amounts of all such Closing Date Term A Loans (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 4.8 or as designated by Borrower in accordance with Section 4.1).  The remaining unpaid principal amount of the Closing Date Term A Loans and all other Obligations under or in respect of the Closing Date Term A Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Term A Loan Maturity Date, except to the extent extended by individual Lenders as to such Lender’s Term A Loan.

(b)          in the case of Closing Date Term B Loans, Date beginning with the Quarterly Payment Date occurring June 30, 2016, an amount equal to 0.25% of the aggregate initial principal amounts of all Closing Date Term B Loans theretofore borrowed by the Borrower pursuant to Section 2.1 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 4.8 or as designated by the Borrower in accordance with Section 4.1).  The remaining unpaid principal amount of the Closing Date Term B Loans and all other Obligations under or in respect of the Closing Date Term B Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Term B Loan Maturity Date, except to the extent extended by individual Lenders as to such Lender’s Term B Loan.

2.4          Incremental Term Loans.

(a)          Borrower Request.  The Borrower may at any time and from time to time after the Closing Date by written notice to the Administrative Agent elect to request the establishment of one or more new term loan facilities or an increase in any existing tranche of Term Loans (each, an “Incremental Term Facility”) with term loan commitments (each, an “Incremental Term Loan Commitment”) in an aggregate principal amount, when combined with the aggregate amount of Incremental Revolving Commitments under Section 3.16) and all Incremental Equivalent Debt under Section 2.5, not in excess of: (i) $300,000,000 plus (ii) the aggregate amount of all voluntary prepayments of Term Loans and voluntary prepayments of Revolving Loans with a corresponding permanent reduction of the Revolving Commitments plus (iii) the maximum amount of additional Loans that could be incurred by the Borrower at such time without causing the Consolidated Leverage Ratio to be greater than 3.00 to 1.0, calculated after giving pro forma effect to the incurrence of such additional amount, excluding the cash proceeds of any Incremental Term Loans or Incremental Revolving Commitments and assuming the full amount of any Incremental Revolving Commitments are borrowed (whether or not funded or outstanding) (it being understood and agreed that unless notified by the Borrower, (I) the Borrower shall be deemed to have utilized, amounts of the type described in clause (iii) above prior to the utilization of amounts under clauses (i) or (ii) above and (II) Loans may be incurred in respect of any or all of clauses (i), (ii) and (iii) above, and the proceeds from any such incurrence in respect of clauses (i), (ii) and (iii) above, may be utilized in a single transaction by, first, calculating the incurrence in respect of clause (iii) above (without giving effect to any incurrence in respect of clause (i) or (ii)), second, calculating the incurrence in respect of clause (ii) above and, third, calculating the incurrence in respect of clause (i) above) and in minimum increments of $10,000,000 (or such lesser minimum increments as the Administrative Agent shall agree in its sole discretion) (the foregoing amount, the “Available Incremental Amount”).  Each such notice shall specify (i) the date (each, a “Term Loan Increase Effective Date”) on which the Borrower proposes that the Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as the Administrative Agent shall agree in its sole discretion) and (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent) to whom the Borrower proposes any portion of such Incremental Term Loan Commitment be allocated and the amounts of such allocations.

(b)          Conditions.  With respect to any Incremental Term Commitments made after the Closing Date, such Incremental Term Loan Commitment shall become effective, as of such Term Loan Increase Effective Date; provided that:

(i)          each of the conditions set forth in Section 6.2(c) and 6.2(d) shall be satisfied (except as otherwise set forth in the applicable Increase Term Joinder);

(ii)         Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date); provided that, if the primary purpose of such Incremental Term Facility is to finance a Permitted Acquisition or an Investment permitted under Section 8.7, the foregoing shall be limited to the Specified Representations (other than Section 5.19 with respect to the target in such Permitted Acquisition and its subsidiaries);

(iii)        no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Term Loan Increase Effective Date (except as otherwise set forth in the applicable Increase Term Joinder); provided that, if the primary purpose of such Incremental Term Facility is to finance a Permitted Acquisition or an Investment permitted under Section 8.7, then the foregoing shall be limited to no Specified Event of Default;

(iv)        the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)          Terms of Incremental Term Loans and Incremental Term Loan Commitments.  The terms and provisions of the Term Loans made pursuant to the Incremental Term Loan Commitments (the “Incremental Term Loans”) shall be as follows:

(i)          such terms and provisions shall be consistent with the existing Term Loans (except as otherwise set forth herein) and, to the extent not consistent with such existing Term Loans, on terms reasonably acceptable to the Administrative Agent (except as otherwise set forth herein) (it being understood that Incremental Term Loans may be part of the existing tranche of Term Loans or may comprise one or more new tranches of Term Loans);

(ii)         the weighted average life to maturity of all new Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the existing Term Loans or, if any Incremental Term Loans are structured as term A loans, then the weighted average life to maturity of such Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the existing Term A Loans;

(iii)        the maturity date of Incremental Term Loans shall not be earlier than the latest Term Loan Maturity Date or, if any Incremental Term Loans are structured as term A loans, then the maturity date of such Incremental Term Loans shall not be earlier than the Term A Loan Maturity Date;

(iv)        any Incremental Term Facility shall have fees and, subject to the clauses (ii) and (iii) above and clause (vi) below, amortization as agreed between the Borrower and the Lenders under such Incremental Term Facility;

(v)         any Incremental Term Facility may provide for the ability to participate on a pro rata basis, or on a less than pro rata basis, (but not on a greater than pro rata basis), in any voluntary or mandatory prepayments of Term Loans hereunder;

(vi)        the applicable yield for the Incremental Term Loans shall be determined by the Borrower and the applicable new Lenders; provided, however, that the applicable yield (taking into account interest margins, minimum Eurodollar Rates and Base Rates, upfront fees and OID on such term loans, with upfront fees and OID being equated to interest margins based on an assumed four year life to maturity, but exclusive of any arrangement, syndication, structuring, commitment or other fees payable in connection therewith) (the “Incremental Yield”) (other than any Incremental Term Facility that is unsecured, subordinated or secured on a junior-lien basis) for the Incremental Term Loans shall not be greater than the highest applicable yield that may, under any circumstances, be payable with respect to Term B Loans plus 50 basis points or, if an Incremental Term Facility is structured as a term A facility, the Incremental Yield for such Incremental Term Facility shall not be greater than the highest applicable yield that may, under any circumstances, be payable with respect to Term A Loans plus 50 basis points, in each case except to the extent that the yield applicable to the

Term Loans is increased to the extent necessary to achieve the foregoing, with any increase in yield to any existing Term Facility required due to an application of any minimum interest rate on any Incremental Term Facility to be effected solely through an increase in applicable minimum Eurodollar Rates and/or Base Rates hereunder; and

(vii)       Incremental Term Loans may, at the Borrower’s discretion, rank pari passu in right of payment and security with other Loans or, subject to Section 8.2(p), may be incurred as Junior Indebtedness (including Second Lien Indebtedness); provided that any Incremental Term Loans secured on a pari passu basis with the existing Loans shall be incurred pursuant to the Loan Documents.

Incremental Term Loans may be provided by any existing Lender (but no existing Lender shall have an obligation to make any Incremental Term Loan Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Term Loan Commitment) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection with such Incremental Term Facility; provided that the consent of the Administrative Agent, Issuing Lenders and the Swingline Lender (in each case not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any additional Lender to the same extent such consent would for an assignment of an existing Loan to such Lender pursuant to Section 11.6(b).  The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Increase Term Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment, in form and substance reasonably satisfactory to each of them.  Incremental Term Loans may be used for the Borrower’s and its Subsidiaries’ general corporate purposes, including any transaction not prohibited under this Agreement.  The Increase Term Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.4.  In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Term Loans made pursuant to this Agreement.

(d)          Making of Incremental Term Loans.  On any Term Loan Increase Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(e)          Equal and Ratable Benefit.  The Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this Section 2.4 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and without limiting the foregoing, if secured, in any case, shall benefit equally and ratably from security interests created by the Security Documents and the guarantees of the Subsidiary Guarantors.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such Class of Incremental Term Loans or any such Incremental Term Loan Commitments.

2.5          Incremental Equivalent Debt.  (a)  At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt when combined with the aggregate amount of all Incremental Term Loans and Incremental Term Loan Commitments under Section 2.4 and Incremental Revolving Commitments under Section 3.16 (other than those issued pursuant to clause (iii) of the first sentence of Section 3.16(a)), the Available Incremental Amount.

(b)          The issuance of any Incremental Equivalent Debt pursuant to this Section 2.5 shall (i) in all cases, be subject to the terms and conditions applicable to Incremental Term Loan Commitments set forth under Section 2.4(b) (other than clause (ii) thereof) and Section 2.4(c)(ii), and (iii), and (ii) the covenants, events of default, guarantees and other terms of such Incremental Equivalent Debt shall be customary for similar debt instruments in light of then-prevailing market conditions at the time of issuance, it being understood that a certificate of an Responsible Officer of the Borrower delivered to the Administrative Agent prior to or at the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions of the Incremental Equivalent Debt satisfy the requirement set forth in this clause (ii), shall be conclusive evidence that such terms and conditions have been satisfied.

2.6           Extensions of Loans.  (a)  The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Loans and Commitments to the extended maturity date specified in such notice.  Such notice shall (i) set forth the amount of the applicable Class of Revolving Commitments and/or Term Loans that will be subject to the Extension (which shall be in minimum increments of $1.0 million and a minimum amount of $20.0 million), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Class of Revolving Commitments and/or Term Loans to which such Extension relates.  Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower.  If the aggregate principal amount of Revolving Commitments, Term A Loans or Term B Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, Term A Loans or Term B Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Commitments, Term A Loans or Term B Loans, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)          The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such Extension (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date), (iii) the Issuing Lenders and the Swingline Lender shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.

(c)          The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Commitment shall be no earlier than the Revolving Credit Maturity Date and the final maturity date of the Extended Term Loans shall be no earlier than, in the case of Extended Term A Loans, the Term A Loan Maturity Date and in the case of Extended Term B Loans, the Term B Loan Maturity Date, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Commitments and (B) the average life to maturity of the Extended Term A Loans shall be no shorter than the remaining average life to maturity of the existing Term A Loans and the average life to maturity of the Extended Term B Loans shall be no shorter than the remaining average life to maturity of the existing Term B Loans, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans or Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (v)(A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (B) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Commitments (other than upon the maturity of the non-extended Revolving Loans and Revolving Commitments) and (vi) the terms of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d)          In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension.  Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan

Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Commitments or Extended Term Loans as a new Class or tranche of Revolving Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this section.

2.7           Fees.  The Borrower shall pay to the Administrative Agent such fees as have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 3.    AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1          Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Availability Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(a)          The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date, except to the extent extended by individual Lenders as to such Lender’s Revolving Commitment.

3.2          Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Availability Period on any Business Day; provided that the Borrower shall give the Administrative Agent its irrevocable (other than requests for Revolving Loans to be borrowed on the Closing Date which may be revocable) notice, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice (which notice must be received by the Administrative Agent for any Revolving Loans requested to be made after the Closing Date, prior to 12:00 Noon, New York City time, (i) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  The Administrative Agent shall make the proceeds of such Revolving Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

3.3           Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in Section 3.4, will make, in its sole discretion, a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Availability Period by making swing line loans (“Swingline Loans”) to the Borrower, with all outstanding Swingline Loans reducing the Available Revolving Commitments on a Dollar-for-Dollar basis; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Availability Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be Base Rate Loans only.

(a)          The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4          Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable notice, which may be given by (A) telephone or (B) by a Swingline Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice (which notice must be received by the Swingline Lender not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Availability Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

(a)          The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender to the Administrative Agent no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, irrespective of the satisfaction of conditions to such Loan specified in Section 6.2, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(b)          If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(c)          Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to the Administrative Agent for distribution to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Administrative Agent, for immediate distribution to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(d)          Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5          Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to the last day of the Revolving Availability Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date.

(a)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

3.6          Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided, further that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur.  Any such reduction shall be in an amount equal to $1,000,000, or a multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7          L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Availability Period as may be approved from time to time by such Issuing Lender, with the face amount of any outstanding Letters of Credit (and, without duplication, any unpaid drawing in respect thereof) reducing the Available Revolving Commitments on a Dollar-for-Dollar basis; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of such Issuing Lender’s Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by such Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance (unless otherwise agreed by the applicable Issuing Lender) and (y) the date that is three (3) Business Days prior to the Revolving Termination Date; provided that any Letter of Credit may provide for automatic renewals pursuant to Section 3.8(b).  Each Letter of Credit shall be governed by laws of the State of New York (unless the laws of another jurisdiction is agreed to by the respective Issuing Lender).

(a)          No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (i) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it and (iii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

3.8          Procedure for Issuance, Amendment, Renewal, Extension of Letters of Credit; Certain Conditions.  (a)  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Lender) to such Issuing Lender an Application requesting the issuance of the Letter of Credit and specifying the requested date of issuance of such Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.7(a)(iii)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information and documents, including any Issuer Documents, as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by such Issuing Lender to enable such Issuing Lender to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.  Provided such Issuing Lender has determined that the issuance, amendment, renewal or extension of the requested Letter of Credit in favor of the identified beneficiary is in compliance with U.S. Treasury and U.S. Department of Commerce regulations and other applicable governmental laws, rules and regulations (including, without limitation, the U.S. Office of Foreign Asset Control regulations), upon receipt of all required approvals, such Issuing Lender will issue, amend, renew or extend the requested Letter of Credit for the account of the Borrower in such form as may be approved by such Issuing Lender, which shall have been approved by the Borrower, within (x) in the case of an issuance, five (5) Business Days of the date of the receipt of the Application and all related information and (y) in the case of an amendment, renewal or extension, three (3) Business Days of the date of the receipt of the Application and all related information. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof.  An Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance (or, amendment, extension or renewal, as applicable) of each Letter of Credit (including the amount thereof) issued by such Issuing Lender.

(a)          If the Borrower so requests in any applicable Application, an Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by an Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is five (5) Business Days prior to the Revolving Termination Date; provided, however, that an Issuing Lender shall not permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.7(a) or (b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

3.9          Fees and Other Charges; Role of Issuing Lender; Applicability of ISP and UCP.  (a)  The Borrower will pay a fee (the “L/C Fee”) on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of such Letter of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(a)          In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(b)          Role of Issuing Lender.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, an Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Lenders, the Administrative Agent, any of their respective Agent Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a final and nonappealable decision of a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lenders, the Administrative Agent, any of their respective Agent Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable or responsible for any of the matters described in Section 3.12; provided, however, that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Lender, and an Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by a final and nonappealable decision of a court of competent jurisdiction).  In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  An Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(c)          Applicability of ISP and UCP.  Unless otherwise expressly agreed by the relevant Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, an Issuing Lender shall not be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking

Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10        L/C Participations.  (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lenders’ obligations and rights (though, in the case of rights, subject to such L/C Participant’s satisfaction of its reimbursement obligation set forth in the following sentence) under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lenders thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of such Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  The L/C Participants’ obligations to make such payment shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any L/C Participant may have or have had against an Issuing Lender, the Borrower or any other Person.  The Administrative Agent shall promptly forward such amounts to such Issuing Lender.

(a)          If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of an Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of such Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility.  A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(b)          Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or such Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or such Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by the Administrative Agent or such Issuing Lender, as the case may be, to it.

3.11        Reimbursement Obligation of the Borrower.  An Issuing Lender shall notify the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender.  The Borrower agrees to reimburse such Issuing Lender for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses (other than taxes or similar amounts) incurred by such Issuing Lender in connection with such payment on the Business Day after the Borrower receives such notice.  Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) in respect of Revolving Loans and (ii) thereafter, Section 4.5(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 (or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from an Issuing Lender of such drawing under such Letter of Credit.

3.12        Obligations Absolute.  The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against an Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lenders that the Issuing Lenders and any Issuing Lender’s Agent Related Parties shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender or any Agent Related Party of any Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender or its Agent Related Parties, as applicable.  The parties hereto agree that any action taken or omitted by an Issuing Lender or its Agent Related Parties under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of their respective gross negligence or willful misconduct (as determined by a final and nonappealable decision of a court of competent jurisdiction), shall be binding on the Borrower and the parties hereto and shall not result in any liability of such Issuing Lender or its Agent Related Parties to the Borrower.

3.13        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date of payment and amount paid by such Issuing Lender in respect thereof.  The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, and subject to the limitations on liability set forth in Section 3.9(c) and 3.12 hereof, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14        Applications; Issuer Documents.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.15        Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the final paragraph of Section 11.1.

(ii)         Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.15(b); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.15(b); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        No Defaulting Lender shall be entitled to receive any Commitment Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)        Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.15(b); provided that with respect to any L/C Fee not required to be paid pursuant to this Section 3.15(a)(iv), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such L/C Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (v) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting

Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(v)         All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 11.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(vi)        If the reallocation described in clause (v) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following the written request of the Administrative Agent or any Swingline Lender (with a copy to the Administrative Agent), without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.15(b).

(b)          At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 3.15(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount:

(i)          The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided (other than Lien permitted pursuant to Section 8.3), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)         Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.15(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)        Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.15(b) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral.

(c)          If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 3.15(a)(v), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)          So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

3.16        Incremental Revolving Commitments.

(a)          Borrower Request.  The Borrower may at any time and from time to time after the Closing Date by written notice to the Administrative Agent elect to request the establishment of one or more new revolving credit facilities (each, an “Incremental Revolving Facility”) with new revolving commitments or an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) in an aggregate principal amount when combined with the aggregate amount of all Incremental Term Loan Commitments under Section 2.4 and all Incremental Equivalent Debt under Section 2.5, not in excess of the

Available Incremental Amount.  Each such notice shall specify (i) the date (each, a “Revolving Commitment Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as the Administrative Agent shall agree in its sole discretion) and (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender) to whom the Borrower proposes any portion of such Incremental Revolving Commitment be allocated and the amounts of such allocations.

(b)          Conditions.  The Incremental Revolving Commitment shall become effective as of such Revolving Commitment Increase Effective Date; provided that:

(i)          each of the conditions set forth in Section 6.2(c) and 6.2(d) shall be satisfied (except as otherwise set forth in the applicable Increase Revolving Joinder);

(ii)         Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date); provided that, if the primary purpose of such Incremental Revolving Facility is to finance a Permitted Acquisition or an Investment permitted under Section 8.7, the foregoing shall be limited to the Specified Representations (other than Section 5.19 with respect to the target in such Permitted Acquisition and its subsidiaries);

(iii)        no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Revolving Commitment Increase Effective Date (except as otherwise set forth in the applicable Increase Revolving Joinder); provided that, if the primary purpose of such Incremental Revolving Facility is to finance a Permitted Acquisition or an Investment permitted under Section 8.7, then the foregoing shall be limited to no Specified Event of Default; and

(iv)        the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)          Terms of Incremental Revolving Loans and Incremental Revolving Commitments.  The terms and provisions of the Incremental Revolving Commitments and the Loans made pursuant to the Incremental Revolving Commitments (the “Incremental Revolving Loans”) shall be as follows:

(i)          such terms and provisions shall be on the same terms and subject to the same documentation applicable to the existing Revolving Facility (except as otherwise set forth herein) (it being understood that Incremental Revolving

Loans may be part of the existing tranche of Revolving Loans or may comprise one or more new tranches of Revolving Loans);

(ii)         the maturity date of Incremental Revolving Loans shall not be earlier than the Revolver Termination Date;

(iii)        any Incremental Revolving Loan shall have no scheduled amortization or mandatory commitment reduction prior to the Revolving Termination Date;

(iv)        the applicable yield for the Incremental Revolving Loans shall be determined by the Borrower and the applicable new Lenders; and

(v)         Incremental Revolving Loans may, at the Borrower’s discretion, rank pari passu in right of payment and security with other Loans or, subject to Section 8.2(p), may be incurred as Junior Indebtedness (including Second Lien Indebtedness); provided that any Incremental Revolving Loans secured on a pari passu basis with the existing Loans shall be incurred pursuant to the Loan Documents.

Incremental Revolving Loans may be provided by any existing Lender (but no existing Lender shall have an obligation to make any Incremental Revolving Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Revolving Commitment) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection with such Incremental Term Facility; provided that the consent of the Administrative Agent, Issuing Lender and the Swingline Lender (in each case not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any additional Lender to the same extent such consent would for an assignment of an existing Loan to such Lender pursuant to Section 11.6(b).  The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Revolving Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them.  Incremental Revolving Loans may be used for the Borrower’s and its Subsidiaries’ general corporate purposes, including any transaction not prohibited under this Agreement.  The Increase Revolving Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.16.  In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Commitments and Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Commitments and Incremental Revolving Loans that are made pursuant to this Agreement.

(d)          Equal and Ratable Benefit.  The Incremental Revolving Loans and Incremental Revolving Commitments established pursuant to this Section 3.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, if secured, in any case, shall benefit equally and ratably from security interests created by the Security

Documents and the guarantees of the Subsidiary Guarantors.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such Class of Incremental Revolving Loans or any such Incremental Revolving Commitments.

SECTION 4.    GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1          Optional Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans and if such payment is to be applied to prepay the Term Loans, the manner in which such prepayment is to be applied thereto (and if not specified such prepayment shall be applied to Term Loans in direct order of maturity thereof); provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11; provided, further that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or integral multiples of $100,000 in excess thereof.  Partial prepayments of Base Rate Loans (other than Swingline Loans) shall be in an aggregate principal amount of $500,000 or integral multiples of $100,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or integral multiples of $50,000 in excess thereof

(a)          Notwithstanding the foregoing, in the event that, on or prior to the date which is twelve months after the Closing Date (i) a Repricing Event occurs, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, a prepayment premium of 1.00% of the aggregate principal amount of the Closing Date Term B Loans prepaid, refinanced, substituted or replaced pursuant to such Repricing Event and (ii) any Lender becomes a Non-Consenting Lender in respect of an amendment to the Loan Documents that would reduce the all-in yield applicable to Term B Loans and such Lender’s Term B Loans are assigned pursuant to the Non-Consenting Lender provisions of Section 11.1, the Borrower shall pay to such Lender for its own account a fee equal to 1.00% of the aggregate principal amount of the Closing Date Term B Loans so assigned.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Event or assignment, as applicable.

4.2          Mandatory Prepayments.  (a)  If any Indebtedness or Disqualified Capital Stock shall be incurred or issued by the Borrower or any Restricted Subsidiary after the Closing Date (other than Excluded Indebtedness but excluding any Replacement Facility), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence or issuance toward the prepayment of the Loans as set forth in Section 4.2(d).

(a)          If on any date the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 4.2(d).

(b)          The Borrower shall, on each Excess Cash Flow Application Date commencing with the Excess Cash Flow Application Date applicable to the fiscal year of the Borrower ending October 1, 2017, apply the ECF Percentage of the excess, if any, of (i) Excess Cash Flow for the related Excess Cash Flow Payment Period minus (ii) Voluntary Prepayments and open market or Dutch Auction purchases of Term Loans pursuant to Section 11.6(j) to the extent of cash payments by the Borrower in connection therewith, in each case made during such Excess Cash Flow Payment Period or, without giving duplicative effect to any of the foregoing amounts, during the period following such Excess Cash Flow Payment Period but prior to the Excess Cash Flow Application Date, toward the prepayment of the Loans as set forth in Section 4.2(d).  Except as provided below, each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) days after the date on which the financial statements referred to in Section 7.1(a) for the fiscal year of the Borrower with respect to which such prepayment is made are required to be delivered to the Lenders.  Notwithstanding the foregoing, the Borrower will not be required to prepay the Loans pursuant to this clause (c) with respect to any Excess Cash Flow for the related Excess Cash Flow Payment Period attributable to a Foreign Subsidiary if the repatriation of such Excess Cash Flow from such Foreign Subsidiary at any time during the fiscal year in which such Excess Cash Flow Application Date occurs would cause material adverse consequences from fees, taxes or similar impositions of Governmental Authorities to the Borrower or would otherwise be payable as a result of the occurrence of any one-time repatriation holidays; provided that in the event the Borrower is required to make a payment of Excess Cash Flow attributable to a Foreign Subsidiary, such payment shall be made no later than ten (10) days after the Borrower becomes aware that such repatriation would not cause adverse consequences from fees, taxes or similar impositions of Governmental Authorities to the Borrower; provided further that in the event that the Borrower is not required to make a payment of Excess Cash Flow attributable to a Foreign Subsidiary during the fiscal year in which such Excess Cash Flow Application Date occurs, no payment shall be due in any succeeding fiscal year.

(c)          Amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied, without premium or penalty, as follows:

(i)          in the case of a prepayment pursuant to Section 4.2(c), first, to the prepayment of the Term B Loans in accordance with Section 4.8 and, second, to the prepayment of the Term A Loans in accordance with Section 4.8, third to prepay the Revolving Loans without any permanent reduction of the Revolving Commitments, in each case on a pro rata basis;

(ii)         in the case of a prepayment pursuant to Section 4.2(a) (other than any prepayment resulting from a Replacement Facility) or (b), first, to the prepayment on a pro rata basis of the Term A Loans and the Term B Loans, in each case in accordance with Section 4.8 and, second to prepay the Revolving Loans without any permanent reduction of the Revolving Commitments, in each case on a pro rata basis and in the case of a prepayment resulting from a Replacement Facility to the applicable Term Loans being replaced, provided that, in the case of prepayments of Revolving Loans, if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent; provided, further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11.  The application of any prepayment pursuant to this Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d)          Each Term Lender may elect may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or PDF attachment to an e-mail) at least one Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment pursuant to this Section 4.2 of its Loans (such declined prepayment amounts, “Declined Prepayments”) other than any prepayment from the proceeds of any Replacement Facility, in which case the such Declined Prepayments shall be retained by the Borrower.

(e)          In addition to, and without reduction to, each of the prepayments required pursuant to this Section 4.2, not later than 30 days following the Closing Date the Borrower shall prepay Revolving Loans (without requiring any permanent reduction to the Revolving Commitments) in an amount equal to the amount by which the Transaction Costs Revolving Amount exceeds $225.0 million.

4.3          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election, which may be given by (A) telephone, or (B) a Committed Loan Notice (provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice) no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election which may be given by (A) telephone, or (B) a Committed Loan Notice (provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice) no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(a)          Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or integral multiples of $100,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

4.5          Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(a)          Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)          If an Event of Default shall have occurred and be continuing, at the election of the Required Lenders, all outstanding Loans, Reimbursement Obligations, commitment fees and other amounts payable hereunder (whether or not overdue) shall bear interest at a rate per annum equal to (i) in the case of payments of overdue principal of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum and (ii) in the case of any other overdue amounts under the Loan Documents, the non-default rate then applicable to Base Rate Loans under the applicable Facility plus 2% per annum, in each case from the date of such election until such Event of Default is no longer continuing; provided that the foregoing interest rate shall apply automatically, without any election of the Required Lenders, in the case of any Event of Default under Section 9.1(a) with respect to a payment of principal only, or Section 9.1(f).

(c)          Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(d)          Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4.6          Computation of Interest and Fees; Failure to Satisfy Conditions Precedent; Obligations of Lenders Several.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of clause (a) or (b) of the definition of Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(a)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

(b)          If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 4, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 6 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)          The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.7 and 10.12 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.7 or 10.12 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.7 or 10.12.

4.7          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)          the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)          the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as reasonably determined and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter but at least two (2) Business Days prior to the first day of such Interest Period.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8          Pro Rata Treatment; Application of Payments; Payments.  (a)  Except as set forth in Section 4.13, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term A Percentages, Term B Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(a)          Except as set forth in Section 4.13, each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the

Term Lenders.  Except as expressly set forth in Sections 4.1 and 4.2, the amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(b)          Each payment (including each prepayment) on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(e)          Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)          Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.8 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

4.9          Requirements of Law.  (a)  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

(i)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)         impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).  Increased costs because of a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder.

4.10        Taxes.  (a)  For purposes of this Section 4.10, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the reason for and amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.10, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          (i)          Any Lender (including solely for purposes of this subparagraph (i) and Section 4.10(i) each Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.10(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,” “other income” or other article of such tax treaty;

(2)	properly completed and duly executed copies of IRS Form W-8ECI

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4)	to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed copies of IRS Form W-8IMY, accompanied by properly completed and duly executed copies of IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed copies of any other form or document prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including by the payment of additional amounts pursuant to this Section 4.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party related to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Each Lender agrees that if any documentation it previously delivered pursuant to Section 4.10(g) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.  Notwithstanding anything to the contrary in this Section 4.10, a Lender shall not be required to deliver any documentation pursuant to Section 4.10(g) or this paragraph (i) that such Lender is not legally eligible to deliver.

(h)          Each party’s obligations under this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.11        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of, or a conversion from, Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of such Eurodollar Loans when and as required pursuant to the terms of this Agreement.  Such indemnification may include an amount (other than with respect to clause (d)) equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  This Section 4.11 shall not apply with respect to Taxes other than any Tax that represent losses, claims, damages, etc. arising from any non-Tax claim.

4.12        Change of Lending Office.  If any Lender requests compensation under Section 4.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.9 or 4.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

4.13        Replacement of Lenders.  If any Lender requests compensation under Section 4.9, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, (i) prepay such Lender’s outstanding Term Loans in full on a non-pro rata basis without premium or penalty, or (ii) at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.9 or Section 4.10) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, in the case of an assignment:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.6;

(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 4.9 or payments required to be made pursuant to Section 4.10, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with applicable law; and

(e)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.14        Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(a)          The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), a Related Party Register), in each case pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time.

(b)          The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term A Loans, Term B Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit E-1, E-2 E-3 or E-4 respectively, with appropriate insertions as to date and principal amount.

4.15        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5.   REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue, amend, extend, renew or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1          Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet and related pro forma income statement of the Borrower and its consolidated Subsidiaries as at September 27, 2015 (the “Pro Forma Financial Statements”) copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition and the Refinancing, (ii) the Term Loans to be made under this Agreement on the on the Closing Date, and the use of proceeds thereof (iii) the issuance of the Senior Notes and the use of proceeds thereof and (iv) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Financial Statements have been prepared in good faith based on the assumptions set forth therein, which the Borrower believed to be reasonable assumptions at the time such Pro Forma Financial Statements were prepared, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at and for each of the dates and periods set forth above, assuming that the events specified in the preceding sentence had actually occurred at such date.

(a)          (i)  The audited consolidated balance sheets of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) for each of the 2013, 2014 and 2015 fiscal years, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such fiscal years.  (ii)  The unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) for the fiscal quarter, if any, ended after September 27, 2015 and at least ninety (90) days prior to the Closing Date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  (iii)  All such financial statements delivered pursuant to clauses (b)(i) and (b)(ii) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to clause (b)(i), as approved by the aforementioned firm of accountants and disclosed therein, with respect to clause (b)(ii), as disclosed therein).

(b)          (i)  The audited consolidated balance sheets of the Target and its Subsidiaries for the 2012, 2013 and 2014 fiscal years, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, in the case of the 2012 fiscal year, and from Ernst & Young LLP, with respect to the 2013 and 2014 fiscal years, to the best knowledge of the Borrower, present fairly in all material respects the consolidated financial condition of the Target and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such fiscal years.  (ii)  The unaudited consolidated balance sheets and related statements of income and cash flows of the Target and its Subsidiaries for each fiscal quarter ended after June 28, 2015 at least ninety (90) days prior to the Closing Date, to the best knowledge of the Borrower, present fairly in all material respects the consolidated financial condition of the Target and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  (iii)  All such financial statements delivered pursuant to clauses (c)(i) and (c)(ii) above, including the related schedules and notes thereto, to the best knowledge of the Borrower, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to clause (c)(i), as approved by the aforementioned firm of accountants and disclosed therein and, with respect to clause (c)(ii) as disclosed therein).

(c)          The most recent financial statements referred to in clause (b)(i) disclose in accordance with GAAP or other applicable accounting standards all material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives.

5.2          No Change.  Since September 27, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3          Corporate Existence; Compliance with Law.  Except as permitted under Section 8.4, the Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) is in compliance with the terms of its Organizational Documents and (e) is in compliance with the terms of all Requirements of Law (including, for the avoidance of doubt, the Patriot Act) and all Governmental Authorizations, except to the extent that any failure under clause (a) (with respect to any Restricted Subsidiary that is not a Loan Party) or clauses (b) through (e) to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4          Power; Authorization; Enforceable Obligations.  Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been, or will be, obtained or made and are in full force and effect on or before the Closing Date, and all applicable waiting periods shall have expired, in each case without any action being taken by any Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions, other than any such consent, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect, and (b) the filings referred to in Section 5.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) its Organizational Document, (b) any Requirement of Law, Governmental Authorization or any Contractual Obligation of the Borrower or any Restricted Subsidiary and (c) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Liens permitted by Section 8.3), except for any violation set forth in clauses (b) or (c) which could not reasonably be expected to have a Material Adverse Effect.

5.6          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any Restricted Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, which would in any respect impair the enforceability of the Loan Documents, taken as a whole or (b) that could reasonably be expected to have a Material Adverse Effect.

5.6          No Default.  Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.7          Ownership of Property; Liens.  The Borrower and each Restricted Subsidiary has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license of, or right to use, all its other tangible Property material to its business, in all material respects, and no such Property is subject to any Lien except as permitted by Section 8.3.  As of the Closing Date, no condemnation has been commenced or, to the Borrower’s knowledge, is contemplated with respect to all or any portion of any real property required to be pledged to the Administrative Agent by the Borrower or any Restricted Subsidiary.

5.8          Intellectual Property.  All Intellectual Property owned by the Borrower and the Restricted Subsidiaries is owned free and clear of all Liens (other than (i) as permitted by Section 8.3, (ii) licenses listed on Schedule 5.9, (iii) other licenses granted in the ordinary course of business or which are not, individually or in the aggregate, material (including in connection with the sale or provision by the Borrower or any Restricted Subsidiary of products or services), (iv) the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (v) licenses under which the Borrower or any Restricted Subsidiary is the licensor in existence as of the date hereof (including in connection with the sale or provision by the Borrower or any Restricted Subsidiary of products or services) and (vi) licenses to the Borrower or any Restricted Subsidiary).  Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Loan Party: (a) the conduct of, and the use of Intellectual Property in, the business of the Borrower and the Restricted Subsidiaries (including the products and services of the Borrower and each Restricted Subsidiary) does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; (b) in the last two (2) years, there has been no such claim asserted in writing (including in the form of offers or invitations to obtain a license) asserted or, to the knowledge of any Loan Party, threatened against the Borrower or any Restricted Subsidiary; (c) there is no valid basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against the Borrower or any Restricted Subsidiary; (d) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property of the Borrower or any Restricted Subsidiary, and there has been no such claim asserted or threatened against any third party by the Borrower or any Restricted Subsidiary, or to the knowledge of any Loan Party, any other Person; (e) no Software included in the Collateral is subject to the terms of any “open source” or other similar license that provides for any source code of such Software to be disclosed, licensed, publicly distributed, or dedicated to the public; and (f) the Borrower and each Restricted Subsidiary has at all times complied with all applicable laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Borrower or such Restricted Subsidiary.

5.9          Taxes.  Each Loan Party has filed or caused to be filed all federal and other material state and other tax returns that are required to be filed by it and all such tax returns are true, correct, and complete in all material respects; each Loan Party has paid all federal and other material state and other taxes and any assessments made against it or any of its property by any Governmental Authority (other than any which are not yet due or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); no tax Lien has been filed (other than for taxes not yet due or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party) and, no Loan Party is aware of any proposed or pending tax assessments, deficiencies or audits that could, in any such case, be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.10        Federal Regulations.  No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates or would be inconsistent with the provisions of Regulation T, U or X of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

5.11        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower and each Restricted Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or relevant Restricted Subsidiary.

5.12        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code except where such “accumulated funding deficiency” or failure could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen, during such five-year period.  As of the Closing Date, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $50,000,000.  Neither the Borrower nor any

Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except in any such case, that could not reasonably be expected to result in a Material Adverse Effect.  No such Multiemployer Plan is in Reorganization or Insolvent.

5.13        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board, as amended) that limits its ability to incur Indebtedness.

5.14        Subsidiaries.  (a) Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, Schedule 5.15 sets forth (i) the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member (other than the Borrower and Target and its Subsidiaries), states the authorized and issued capitalization of such Group Member, the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party and (ii) each Immaterial Subsidiary as of the Closing Date, (b) except as disclosed on Schedule 5.15 or as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, after giving effect to the consummation of the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except as created by the Loan Documents or as permitted hereby, and (c) as of the Closing Date, each Domestic Subsidiary (other than the Target and its Subsidiaries) that is not a Subsidiary Guarantor is an Immaterial Subsidiary or an Unrestricted Subsidiary.  Except as listed on Schedule 5.15, as of the Closing Date, neither the Borrower nor any Restricted Subsidiary owns any interests in any joint venture, partnership or similar arrangements with any Person.

5.15        Use of Proceeds.  (a) The proceeds of any Term Loans made on the Closing Date shall be used (i) to pay, directly or indirectly, the Acquisition Consideration, (ii) to finance the Refinancing and (iii) to fund the Transaction Costs.

(b)          (i)  The proceeds of the Revolving Loans made on the Closing Date shall be used (A) to fund OID and/or upfront fees required to be paid pursuant to the “market flex” provisions of the Fee Letter, (B) to pay for part of the Acquisition Consideration and fund other Transaction Costs, and (C) to backstop or replace or cash collateralize letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower or its subsidiaries (the amount of any Revolving Loans utilized on the Closing Date pursuant to clause (i)(B), the “Transaction Costs Revolving Amount”), and (ii) the proceeds of the Revolving Loans made after the Closing Date shall be used for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of Permitted Acquisitions and other permitted Investments.

(c)          No proceeds of the Loans will be used by the Borrower or any Subsidiary directly or, to the knowledge of the Borrower, indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010 or (b) for the purpose of financing activities of or with any Person, that, at the time of such financing, is the subject of any Sanctions administered by the United States Treasury Department’s Office of Foreign Asset Control.

5.16        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)          the facilities and properties owned, leased or operated by the Borrower or any Restricted Subsidiary (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b)          neither the Borrower nor any Restricted Subsidiary has received any written notice of violation, nor has knowledge of any alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any Restricted Subsidiary, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)          Materials of Environmental Concern have not been transported or disposed of from the Properties by the Borrower or any Restricted Subsidiary or, to the Borrower’s knowledge, by any other person in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by the Borrower or any Restricted Subsidiary or, to the Borrower’s knowledge, by any other person at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)          no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Restricted Subsidiary is or, to the Borrower’s knowledge, will be named as a party with respect to the Properties or the business operated by the Borrower or any Restricted Subsidiary, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by the Borrower or any Restricted Subsidiary;

(e)          there has been no release or threat of release of Materials of Environmental Concern by the Borrower or any Restricted Subsidiary or, to the Borrower’s knowledge, by any other person at or from the Properties, or arising from or related to the operations of the Borrower or any Restricted Subsidiary in connection with the Properties or otherwise in connection with the business operated by the Borrower or any Restricted Subsidiary, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)          the Properties and all operations at the Properties are in compliance, and have in the last five (5) years been in compliance, with all applicable Environmental Laws; and

(g)          neither the Borrower nor any Restricted Subsidiary has assumed any liability of any other Person under Environmental Laws.

5.17        Accuracy of Information, etc.  No written statement contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made after giving effect to any supplements thereto; provided, however, that (a) with respect to the projections, other pro forma financial information and forward looking information and information of a general economic or industry-specific nature contained in the materials referenced above, the Borrower represents only that the same were prepared in good faith and are based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial or other information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial or other information may differ from the projected results set forth therein by a material amount and (b) on or prior to the Closing Date, as the case may be, the representations and warranties in this Section 5.18 with respect to the Target, its Subsidiaries and their business shall only be made to the best knowledge of the Borrower.

5.18        Security Documents.  (a)  Subject on the Closing Date to the Limited Conditionality Provisions and, at any time Indebtedness under the Overnight Facility is secured by any Collateral, to the STCA Intercreditor Agreement, the Guarantee and Collateral Agreement and each other Security Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code).  In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers endorsing the Pledged Equity Interest and executed by the owner of such shares or interests are delivered to the Collateral Agent), and in the case of the other Collateral described in the Guarantee and Collateral Agreement or any other Security Document (other than deposit accounts), when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3), subject, however, in the case of any Pledged Equity Interests of Foreign Subsidiaries to any additional requirements under foreign law.

(b)          Subject on the Closing Date to the Limited Conditionality Provisions, each of the Mortgages (if any) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3).  Schedule 5.19(b) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Restricted Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $10,000,000.

5.19        Solvency.  The Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be Solvent.

5.20        Senior Indebtedness.  The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt”, “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party under and as defined in any Junior Financing Documentation.

5.21        Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Offer Documents, including any amendments, supplements or modifications with respect thereto.

5.22        Anti-Terrorism Laws.  (a)  None of the Borrower, any Loan Party or any of their respective Subsidiaries or their respective directors or officers (limited, in the case of directors and officers of Subsidiaries of the Borrower, to the knowledge of a Responsible Officer of the Borrower), nor, to the knowledge of a Responsible Officer of the Borrower, any of their respective employees, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(a)          None of the Borrower, any Loan Party or any of their respective Subsidiaries or their respective directors or officers (limited, in the case of directors and officers of Subsidiaries of the Borrower, to the knowledge of a Responsible Officer of the Borrower), nor, to the knowledge of a Responsible Officer of the Borrower, any of their respective employees or agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)         a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)        a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)         a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)        a Person who is affiliated or associated with a person listed above.

(b)          None of the Borrower, any Loan Party or any of their respective Subsidiaries or their respective directors or officers (limited, in the case of directors and officers of Subsidiaries of the Borrower, to the knowledge of a Responsible Officer of the Borrower), nor, to the knowledge of a Responsible Officer of the Borrower, any of their respective employees or agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.23        Anti-Corruption Laws.  The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.24         EEA Financial Institution.  Neither the Borrower nor any other Loan Party is an EEA Financial Institution.

SECTION 6.    CONDITIONS PRECEDENT

6.1          Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it on the Closing Date is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)          Loan Documents.  Subject to the Limited Conditionality Provisions, the Administrative Agent shall have received this Agreement and each other Loan Document required to be entered into on the Closing Date, executed and delivered by each Loan Party that is a party thereto.

(b)          Transactions.  The following transactions shall have been or shall concurrently be consummated, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

(i)          the Acquisition shall have been, or substantially simultaneously with the initial borrowing hereunder will be, consummated in all material respects in accordance with the terms of the Acquisition Agreement after giving effect to any modifications, amendments, consents or waivers agreed upon by the Borrower other than those that are materially adverse to the interests of the Lenders to which the Lead Arrangers have not given prior consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price for the Acquisition shall be deemed to be not materially adverse to the Lenders but any such reduction in the cash component of the purchase price in excess of 10.0% of the purchase price shall be allocated Dollar-for-Dollar to reduce the Term Loan A Facility and the Term Loan B Facility ratably, (b) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders so long as such increase is not funded with Indebtedness, (c) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Lenders shall not otherwise constitute an amendment or waiver and (d) any amendment, waiver or other modification to the definition of “Company Material Adverse Effect” set forth in the Acquisition Agreement or to Sections 10.1, 10.6, 10.8, 10.9, 10.11 and 10.16 of the Acquisition Agreement without the prior written consent of the Lead Arrangers (not to be unreasonably withheld or delayed) shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers;

(ii)         the issuance and sale of the Senior Notes; and

(iii)        the Refinancing.

(c)          Pro Forma Financial Statements; Financial Statements.  The Lead Arrangers shall have received the Pro Forma Financial Statements.  The Lead Arrangers have received the other financial statements described in Section 5.1 (it being agreed that (i) the financial statements of the Borrower for each of the 2013, 2014 and 2015 fiscal years and the Target for each of the 2012, 2013 and 2014 fiscal years, (ii) the financial statements of the Borrower for the fiscal quarters ending December 28, 2014, March 29, 2015 and June 28, 2015 have been received and (iii) with respect to the Target, financial statements shall only be required pursuant to Section 5.1 to the extent such financial statements become available to the Borrower either publicly or by delivery of such financial statements by the Target or its Subsidiaries to the Borrower).

(d)          Approvals.  All necessary material governmental and third party consents and approvals required to be obtained by the Borrower and its Subsidiaries for the Acquisition to

be consummated shall have been obtained and be effective and all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority.

(e)          Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f)          Fees.  The Lenders, the Lead Arrangers and the Agents shall have received all fees required to be paid and all accrued reasonable, documented out-of-pocket expenses required hereunder to be paid and for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel) in respect of the Transactions, on or before the Closing Date.

(g)          Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(h)          Legal Opinions.  The Administrative Agent shall have received the legal opinion of O'Melveny & Myers LLP counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit G.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require that are customary for transactions of this kind.

(i)          Pledged Equity Interests; Stock Powers; Pledged Notes.  Subject to the Limited Conditionality Provisions, the Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, if applicable, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)          Filings, Registrations and Recordings.  Subject to the Limited Conditionality Provisions, each document (including any Uniform Commercial Code financing statement, but excluding any Intellectual Property Security Agreement) required by the Security Documents or under United States law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k)          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, executed as of the Closing Date by the chief financial officer of the Borrower.

(l)          Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

(m)          Patriot Act, Etc.  The Administrative Agent shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Administrative Agent to the extent requested in writing by the Administrative Agent and the Lead Arrangers at least seven Business Days prior to the Closing Date.

(n)          Company Material Adverse Effect.  Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect.

(o)          Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to Sections 5.3(a) and (b), 5.4, 5.5(a), 5.11, 5.14, 5.19, 5.20, 5.21, 5.23 and 5.24 (the “Specified Representations”) shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(p)          Specified Acquisition Agreement Representations and Warranties.  Each of the representations and warranties made with respect to the Target and its subsidiaries in the Acquisition Agreement, if any, as are material to the interests of the Lenders, shall be true and correct in all material respects, as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date), but only to the extent that the Borrower or an affiliate of Borrower has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach or inaccuracy of any such representation or warranty in the Acquisition Agreement.

(q)          Notices.  The Borrower shall have delivered to the Administrative Agent the notice of borrowing for the extension of credit in accordance with this Agreement.

Notwithstanding anything to the contrary contained above in this Section 6.1, to the extent any Collateral is not provided (or any related required actions under this Section 6.1 are not taken) on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, the delivery of such Collateral (and the taking of the related required actions) shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date but shall instead be required to be delivered (or taken) after the Closing Date in accordance with the requirements of Section 7.9, except that (A) with respect to the perfection of security interests in UCC Filing Collateral, the Borrower shall be obligated to deliver or cause to be delivered necessary Uniform Commercial Code financing statements to the Collateral Agent in proper form for filing and to irrevocably authorize and to cause the applicable Loan Parties to irrevocably authorize, the Collateral Agent to file necessary Uniform Commercial Code financing statements and (B) with respect to perfection of security interests in Stock Certificates (other than Stock Certificates and material wholly-owned domestic subsidiaries of the Borrower immediately prior to the Acquisition, the Borrower shall be obligated to use commercially reasonable efforts to deliver to the Collateral Agent Stock Certificates together with undated stock powers in blank (the foregoing conditions, the “Limited Conditionality Provisions”).

6.2          Conditions to Each Extension of Credit After the Closing Date.  The agreement of each Lender to make any extension of credit requested to be made by it on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(b)          No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)          No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any extension of credit to be made by it.

(d)          Notices.  The Borrower shall have delivered to the Administrative Agent and, if applicable, the Issuing Lender or the Swingline Lender, the notice of borrowing or Application, as the case may be, for such extension of credit in accordance with this Agreement.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

Notwithstanding anything in this Section 6.2 to the contrary, to the extent that the proceeds of Incremental Term Loans are to be used to finance a Permitted Acquisition, the only conditions precedent to the funding of such Incremental Term Loans shall be the conditions precedent set forth in Section 2.4(b) and in the related amendment with respect to such Incremental Term Loans.

SECTION 7.    AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding, or any Loan or other amount is owing to any Lender or Agent hereunder (other than unasserted contingent indemnification obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Hedge Agreements), the Borrower shall and shall cause each of its Restricted Subsidiaries to:

7.1          Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)          within ninety (90) days (or such other time period as specified in the SEC's rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit other than to the extent resulting solely from (i) an upcoming maturity date under the Facilities or (ii) any prospective Default as a result of a breach of any Financial Covenant or a Financial Covenant Event of Default, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)          within forty-five (45) days (or such other time period as specified in the SEC's rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-Q) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, stockholders’ equity (to the extent required on Form 10-Q) and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operation, stockholders’ equity and cash flows of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.microsemi.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (x) to the extent the Administrative Agent or any Lender so requests, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the

Administrative Agent (by facsimile or electronic mail) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2          Certificates; Other Information.  Furnish to the Administrative Agent, the Collateral Agent (as applicable) and each Lender (or, in the case of clause (i), to the relevant Lender):

(a)           concurrently with the delivery of the financial statements referred to in Section 7.1(a), a report of independent registered public accounting firm reporting on such financial statements stating that in making the examination necessary in connection therewith, no knowledge was obtained of any Default or Event of Default, except as specified in such report (which report may be limited to accounting matters and disclaim responsibility for legal interpretations);

(b)           concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, a listing of any Intellectual Property which is the subject of a federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date), promptly deliver to the Administrative Agent and the Collateral Agent an agreement evidencing the security interest created in such Intellectual Property suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property and (iii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and each Restricted Subsidiary with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate.

(c)           no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto and projected covenant compliance levels) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

(d)          if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within forty-five (45) days after the end of each fiscal quarter of the Borrower (or ninety (90) days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)           promptly after the same are sent, copies of all financial statements, reports and material notices that the Borrower sends to the holders of any Class of its Indebtedness or public equity securities and, promptly after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and, promptly, and in any event within five (5) Business Days, after receipt thereof by the Borrower or any Restricted Subsidiary, copies of each written notice or other correspondence received from the SEC or comparable agency in any applicable foreign jurisdiction concerning any investigation or potential investigation or other inquiry by such agency regarding the financial or other operational results of the Borrower or any Restricted Subsidiary;

(f)           promptly, after any request by the Administrative Agent, any final “management” letter submitted by such accountants to the board of directors of the Borrower in connection with their annual audit;

(g)          promptly, such additional financial and other information regarding the business, financial or corporate affairs of the Borrower or any of its Restricted Subsidiaries as any Lender may from time to time reasonably request, including, without limitation, other information with respect to the Patriot Act; and

(h)          within 30 days following the delivery of annual financial statements pursuant to Section 7.1(a), and upon the reasonable request of the Administrative Agent made within 30 days following the delivery of quarterly financial statements pursuant to Section 7.1(b), update calls with a Responsible Officer of the Borrower and the Lenders to discuss the financial position, financial performance and cash flows of the Borrower and its Restricted Subsidiaries for the period covered by the applicable financial statements; provided, however, if the Borrower is holding a conference call open to the public to discuss such results, the Borrower will not be required to hold a separate call for the Lenders.

7.3          Payment of Taxes.  Pay all federal and other material state, provincial and other taxes, assessments, fees or other charges imposed on it or any of its property by any Governmental Authority before they become delinquent, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the relevant Restricted Subsidiary.

7.4          Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (i) above with respect to Immaterial Subsidiaries that are not Loan Parties, and in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, and, as applicable, ERISA, the Code and the ITA) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5          Maintenance of Property; Insurance.  (a)  Keep all material Property useful and necessary in its business in good working order and condition, ordinary wear and tear and obsolescence excepted and (b) maintain insurance with financially sound and reputable insurance companies (i) on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (ii) required pursuant to the Security Documents.  The Borrower will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained.

7.6          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent who may be accompanied by any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Borrower and the Restricted Subsidiaries with officers and employees of the Borrower and the Restricted Subsidiaries and with their independent certified public accountants (provided that the Borrower or the Restricted Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants); provided that unless an Event of Default has occurred or is continuing, only one (1) such visit in any calendar year shall be at the Borrower’s expense.

7.7          Notices.  Promptly give notice to the Administrative Agent of:

(a)          the occurrence of any Default or Event of Default;

(b)          any (i) default or event of default under any Contractual Obligation of the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any Restricted Subsidiary and any Governmental Authority, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)          any litigation or proceeding affecting the Borrower or any Restricted Subsidiary (i) in which the amount claimed against the Borrower or any Restricted Subsidiary and not covered by insurance exceeds $25,000,000, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)          the following events, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower obtains actual knowledge thereof:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to any Single Employer Plan or Multiemployer Plan, the creation of any Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(e)          any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

7.8          Environmental Laws.  (a)  Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(a)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9          Post-Closing; Additional Collateral, etc.  (a)  With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) property acquired by any Immaterial Subsidiary, any Foreign Subsidiary or any Unrestricted Subsidiary) and (z) Excluded Assets (as defined in the Guarantee and Collateral Agreement) and any other property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents) that has an individual fair market value (as determined in good faith by the Borrower) in excess of $2,000,000 as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions (other than foreign jurisdictions) as may be required by the applicable Security Document or by law and, in the case of Intellectual Property (other than pursuant to clause (e) below), the recordation of an agreement evidencing the security interest created in such Intellectual Property suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, or as may be requested by the Collateral Agent, and (iii) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be customary in form and substance and from counsel reasonably satisfactory to the Collateral Agent.

(a)          With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Immaterial Subsidiary, Foreign Subsidiary or Unrestricted Subsidiary), promptly (i) execute and deliver a first priority Mortgage subject to Liens permitted under Section 8.3 hereof, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Collateral Agent, provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 120% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Collateral Agent), as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels deemed necessary or reasonably advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent and (iv) deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying as to whether or not such Mortgage will encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, and, if so, confirming that such insurance has been obtained, which certificate shall be in a form and substance reasonably satisfactory to the Borrower.

(b)          With respect to any new Restricted Subsidiary (other than a Foreign Subsidiary or an Immaterial Subsidiary or Unrestricted Subsidiary) created or acquired after the Closing Date by the Borrower or any Restricted Subsidiary (except that, for the purposes of this paragraph (c), the term Restricted Subsidiary shall include any existing Restricted Subsidiary that ceases to be a Foreign Subsidiary or an Immaterial Subsidiary), promptly (i) execute and deliver to the Collateral Agent such Security Documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any Restricted Subsidiary, (ii) deliver to the Authorized Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Restricted Subsidiary, (iii) cause such new Restricted Subsidiary (A) to become a party to the applicable Security Documents, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted by Section 8.3 hereof) in all or substantially all, or any portion of the property of such new Restricted Subsidiary that is required to become subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents as the Administrative Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions (other than foreign jurisdictions) as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent.

(c)          (i) With respect to the Target and its Restricted Subsidiaries, within ninety (90) days after the Closing Date (or such later date acceptable to the Administrative Agent in its sole discretion) the Collateral Agent shall have received executed copies of all documents necessary or desirable to perfect the Collateral Agent’s Liens on the Capital Stock (if any) of any “first-tier” Foreign Subsidiary granted pursuant to the Guarantee and Collateral Agreement (excluding any Immaterial Subsidiary or Foreign Subsidiary excluded pursuant to Section 7.9(f)); provided that, in no event shall more than 65% of the voting Capital Stock of any such Foreign Subsidiary be required to be pledged pursuant to this Section 7.9(d)(i) and in no event shall the Borrower or any Restricted Subsidiary be required to perfect any such pledge under laws other than of the United States and any state thereof.

(ii)  With respect to any new “first-tier” Foreign Subsidiary created or acquired after the Closing Date (other than any new Foreign Subsidiary that is an Immaterial Subsidiary or any Foreign Subsidiary excluded pursuant to Section 7.9(d) or 7.9(f) or any Unrestricted Subsidiary) by the Borrower or any Restricted Subsidiary (other than by any Restricted Subsidiary that is a Foreign Subsidiary), promptly (A) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Restricted Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (B) deliver to the Authorized Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or relevant Restricted Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, and (C) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent; provided that, notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to perfect any such pledge under laws other than of the United States or any state thereof.

(d)          With respect to the Target and its Subsidiaries (but only to the extent such Person is, or is required to become, a Subsidiary Guarantor), within ninety (90) days after the Closing Date (or such later date acceptable to the Administrative Agent in its sole discretion) the Administrative Agent shall have received executed Intellectual Property Security Agreements, and as soon as practicable thereafter, evidence of recordation of the Intellectual Property Security Agreements in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, or as may be reasonably requested by the Collateral Agent.

(e)          Notwithstanding anything to the contrary in this Section 7.9, paragraphs (a), (b), (c), (d) and (e) of this Section 7.9 shall, at any time Indebtedness under the Overnight Facility is secured by any Collateral, be subject to the STCA Intercreditor Agreement and shall not apply to (i) any property, new Subsidiary or new Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has reasonably determined that (A) the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein or (B) such security interest would violate any applicable law; or (ii) any property which is otherwise excluded or excepted under the Guarantee and Collateral Agreement.

(f)          Within thirty (30) days following the Closing Date the Borrower shall deliver an updated Schedule 5.15 accounting for the Target and its Subsidiaries.

(g)          To the extent any action which would otherwise have been required to be taken pursuant to Section 6.1(i) or (j) have not been taken on or prior to the Closing Date as permitted by Section 6.1, then the Borrower shall cause all such actions to be taken as promptly as practicable after the Closing Date; provided that, in any event, such actions shall be required to be completed within ninety (90) days after the Closing Date, as the case may be, in each case as such dates may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent.

7.10        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the reasonable exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent reasonably determine may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.11        Rated Credit Facility; Corporate Ratings.  Use commercially reasonable efforts to (a) cause the Facilities to be continuously rated by S&P and Moody’s and (b) cause the Borrower to continuously receive a Corporate Family Rating and Corporate Rating.

7.12        Use of Proceeds.  The Borrower shall use the proceeds of the Loans, together with the proceeds of the Swingline Loans and the Letters of Credit, solely as set forth in the recitals to this Agreement and in Section 5.16 hereof.

7.13        Designation of Subsidiaries.  (a)  Subject to Sections 7.13(b) and (c) below and Section 8.7(t), the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein and (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time; and.

(b)          the Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default shall have occurred or be continuing immediately before and after giving effect to such designation.

(c)          No Subsidiary that is Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, upon the effectiveness of such designation, such Subsidiary is and would continue to be a restricted subsidiary under the terms of the Senior Notes Indenture or any other Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.

7.14        Anti-Corruption Laws.  Conduct its, and cause its Subsidiaries to conduct their, business in compliance with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

SECTION 8.    NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than unasserted contingent indemnification obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Hedge Agreements), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

8.1          Financial Condition Covenants.

(a)          Consolidated Leverage Ratio.  Without the written consent of the Majority Pro Rata Lenders, permit the Consolidated Leverage Ratio, calculated on a pro forma basis, as of the last day of any period of four (4) consecutive fiscal quarters of the Borrower (i) ending on or prior April 1, 2018, to exceed 5.00 to 1.00, (ii) ending after April 1, 2018 and on or prior to March 31, 2019, to exceed 4.50:1.00 and (iii) each fiscal quarter thereafter, to exceed 4.00 to 1.00; provided that the Borrower shall be permitted one time at the Borrower’s election (upon written notice to the Administrative Agent) during the term of the Facilities, solely in connection with a an acquisition permitted hereunder with cash (or Cash-Equivalent) consideration in excess of $50,000,000, to increase the maximum Consolidated Leverage levels set forth above by 0.50x for the next four test periods following the Closing Date of such acquisition (stepping down by 0.25x on an annual basis following the completion of such four test periods (to no less than 4.00:1.00)); provided, further, that notwithstanding the foregoing proviso, in no event shall the applicable maximum Consolidated Leverage Ratio exceed 5.00:1.00.

(b)          Consolidated Fixed Charge Coverage Ratio.  Without the written consent of the Majority Pro Rata Lenders, permit the Consolidated Fixed Charge Coverage Ratio, calculated on a pro forma basis, for any period of four (4) consecutive fiscal quarters of the Borrower to be less than 1.25 to 1.00.

8.2          Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)          Indebtedness of any Loan Party pursuant to any Loan Document, the Senior Notes and the Senior Notes Indenture (including any Permitted Refinancing thereof), any Replacement Facility or any Incremental Equivalent Debt;

(b)          unsecured Indebtedness of (i) any Loan Party owed to any other Loan Party; (ii) any Loan Party owed to the Borrower or any Restricted Subsidiary; (iii) any Restricted Subsidiary that is not a Loan Party owed to any other Restricted Subsidiary that is not a Loan Party; and (iv) subject to Section 8.7(f), any Restricted Subsidiary that is not a Loan Party owed to a Loan Party; provided, that, in the case of clauses (i) and (iv), any such Indebtedness is evidenced by, and subject to the provisions of, an Intercompany Note;

(c)          Guarantee Obligations incurred in the ordinary course of business by (i) any Restricted Subsidiary that is a Loan Party of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.7(f), of any Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party of obligations of the Borrower, any Subsidiary Guarantor and any other Restricted Subsidiary;

(d)          Indebtedness outstanding on the Closing Date and listed on Schedule 8.2 and any Permitted Refinancing thereof;

(e)          Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any Restricted Subsidiary secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding;

(f)           Hedge Agreements permitted under Section 8.11;

(g)          Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business;

(h)          Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and (B) any customary cash management, cash pooling or netting or setting-off arrangements incurred in the ordinary course of business;

(i)           (A) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in the case of the foregoing clauses (a) and (b) in the ordinary course of business and (B) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of bank Guarantees, warehouse receipts, letters of credit, or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(j)           Indebtedness arising from the endorsement of instruments in the ordinary course of business and in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(k)          [reserved];

(l)           Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries;

(m)         Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or its direct or indirect parent permitted by Section 8.6;

(n)          Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Borrower or any of its Restricted Subsidiaries in connection with any acquisition permitted under Section 8.7, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) the aggregate principal amount of such Indebtedness does not exceed $100,000,000 at any one time outstanding;

(o)          Earn-Out Obligations;

(p)          Junior Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed an amount such that, after giving pro forma effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the Financial Covenants as of the date of the most recent financial statements delivered pursuant to Section 7.1(a) or (b); provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) in the case of Second Lien Indebtedness, the holder of such Indebtedness executes and delivers an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(q)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(r)          Indebtedness of the Borrower or any Restricted Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, deferred purchase price obligations or other purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses;

(s)          Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 9.1(h);

(t)           Indebtedness of Foreign Subsidiaries in an aggregate principal amount (for all Foreign Subsidiaries) not to exceed $100,000,000 at any time outstanding;

(u)          unsecured Indebtedness in an aggregate principal amount up to 100.0% of the Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries since the Closing Date from the issue or sale of Capital Stock of the Borrower and the Subsidiary Guarantors or contributions to the capital of the Borrower and the Subsidiary Guarantors, including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Capital Stock or sales of Capital Stock to the Borrower or any Restricted Subsidiary) to the extent such Net Cash Proceeds or cash have not been applied to make Restricted Payments with the Available Amount or to make permitted Investments under Section 8.7(r);

(v)          other Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not in excess of the greater of (i) $100,000,000 and (ii) 2% of Consolidated Total Assets at any time outstanding;

(w)          Indebtedness existing as of the Closing Date owed by a Group Member (including, for the avoidance of doubt, the Target and its Subsidiaries) to another Group Member; and

(x)           up to $75,000,000 of Indebtedness incurred under a senior secured short-term facility (the “Overnight Facility”) in order to finance in part the Acquisition; provided that such Indebtedness may only be incurred within one week of the Closing Date and shall (x) mature within one month of the Closing Date, which maturity date shall not be waived, amended, extended or otherwise modified without the consent of the Required Lenders, and (y) otherwise be on terms and conditions reasonably satisfactory to the Administrative Agent.

8.3          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)          Liens for taxes, assessments, charges or other governmental levies which are (i) immaterial to the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) not yet delinquent for more than sixty (60) days or (iii) being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)          Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings;

(c)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or letters of credit or guarantees issued in respect thereof, other than any Lien imposed by ERISA with respect to a Single Employer Plan or Multiemployer Plan;

(d)          pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e)          easements, zoning restrictions, rights-of-way, restrictions, encroachments and other similar encumbrances and title defects affecting real property that, in any such case, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f)          Liens in existence on the Closing Date listed on Schedule 8.3 and any renewals or extensions thereof; provided that no such Lien is spread to cover any additional property after the Closing Date and the Indebtedness secured thereby is permitted by Section 8.2(d);

(g)          Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for replacements, additions and accessions to the property that are affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (ii) individual financings or leases of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;

(h)          Liens created pursuant to the Security Documents or any other Loan Document, any Replacement Facility, Liens securing any Incremental Equivalent Debt or, so long as the STCA Intercreditor Agreement is in effect, Liens on the Collateral to secure Indebtedness under the Overnight Facility;

(i)          Liens appearing on policies of title insurance being issued in connection with any Mortgage;

(j)          any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)          licenses, leases or subleases granted to third parties or the Borrower or any Restricted Subsidiary in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the Collateral or materially interfere with the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, other than Immaterial Subsidiaries;

(l)          Liens securing judgments not constituting an Event of Default under Section 9.1(h) or securing appeal or other surety bonds related to such judgments;

(m)          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(n)          Liens existing on property acquired by the Borrower or any Restricted Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of the Borrower or any Restricted Subsidiary following such acquisition (other than the proceeds or products thereof) and (iii) the Indebtedness secured by such Liens is permitted by Section 8.2(n);

(o)          Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection (or comparable foreign liens); (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and (iv) incurred in connection with a cash management program established in the ordinary course of business;

(p)          Liens securing Second Lien Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 8.2(p); provided that (i) such Lien is junior in priority to any Lien securing the Obligations on a “subordinated” basis and (ii) such Lien does not extend to any asset of the Borrower or any Restricted Subsidiary that is not also subject to a Lien securing the Obligations;

(q)          Liens on Margin Stock owned by the Borrower;

(r)          Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(s)          statutory and common law landlords' liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(t)          Liens on cash, Cash Equivalents or other property arising in connection with any defeasance, discharge or redemption of Indebtedness;

(u)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.7 to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(v)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(w)          Liens deemed to exist in connection with Investments in repurchase agreements under Section 8.7;

(x)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y)          Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z)          (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(aa)        Liens solely on any cash earnest money deposits or other similar escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any Investment, Disposition, letter of intent or purchase agreement in each case permitted hereunder;

(bb)       Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(cc)        Liens (including put and call arrangements) on Equity Interests or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(dd)       Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ee)        Liens securing Indebtedness owing to the Borrower or any Subsidiary Guarantor;

(ff)         Liens on assets of Foreign Subsidiaries to the extent the Indebtedness secured thereby is permitted under Section 8.2; provided, that the aggregate principal amount of all such Indebtedness so secured shall not exceed $100,000,000 at any one time; and

(gg)        Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed (as to the Borrower and all Restricted Subsidiaries) the greater of (i) $100,000,000 and (ii) 2% of Consolidated Total Assets at any one time.

8.4          Fundamental Changes.  Enter into any merger, consolidation, reorganization, or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)          any Restricted Subsidiary of the Borrower may be merged, consolidated or be amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any other Restricted Subsidiary of the Borrower (provided that if only one party to such transaction is a Subsidiary Guarantor, the continuing or surviving corporation shall be a Subsidiary Guarantor) or (iii) subject to Section 8.7(f) (to the extent applicable), with or into any other Restricted Subsidiary;

(b)          any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.7(f) (to the extent applicable), any other Restricted Subsidiary;

(c)          any Restricted Subsidiary that is not a Loan Party may (i) merge or consolidate with or into any Restricted Subsidiary that is not a Loan Party or (ii) dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to (x) another Restricted Subsidiary that is not a Loan Party or (y) to a Loan Party;

(d)          any Restricted Subsidiary may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 8.7;

(e)           any Immaterial Subsidiary may liquidate or dissolve voluntarily;

(f)           transactions permitted under Section 8.5 shall be permitted; and

(g)          such merger, consolidation, reorganization or amalgamation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia.

8.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)          Dispositions of obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;

(b)          the sale of inventory and goods held for sale, each in the ordinary course of business;

(c)          Dispositions permitted by Section 8.4(a), (b), (c), (d) and (e);

(d)          the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor or, if any Restricted Subsidiary is not a Loan Party, to any other Restricted Subsidiary;

(e)          any Restricted Subsidiary of the Borrower may Dispose of any assets to the Borrower or any Subsidiary Guarantor or, subject to Section 8.7(f) (to the extent applicable), any other Restricted Subsidiary, and any Restricted Subsidiary that is not a Subsidiary Guarantor may Dispose of any assets, or issue or sell Capital Stock, to any other Restricted Subsidiary that is not a Subsidiary Guarantor;

(f)           Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(g)          licenses or sublicenses with respect to Intellectual Property, leases or subleases granted to third parties in the ordinary course of business which, in the aggregate, do not materially detract from the value any Collateral or materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Restricted Subsidiaries;

(h)          (x) the Disposition of other property having a fair market value not to exceed the greater of (A) 15% of the Consolidated Total Assets of the Borrower in the aggregate for any fiscal year of the Borrower or (B) $10,000,000 in any fiscal year of the Borrower;

provided that at least 75% of the consideration received in connection therewith consists of cash or Cash Equivalents and (y) the Disposition of property or assets as a result of a Recovery Event;

(i)          the Disposition of Margin Stock owned by the Borrower for cash at not less than its fair market value;

(j)           (x) the issuance or sale of shares of any Restricted Subsidiary’s Capital Stock to qualify directors if required by applicable law and (y) compensatory issuances or grants of Capital Stock of the Borrower approved by the Borrower’s board of directors, any committee thereof or any designee of either to employees, officer, directors or consultants made pursuant to equity-based compensation plans or arrangements that have been approved by the shareholders of the Borrower;

(k)          Dispositions or exchanges of equipment or other property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(l)           Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary, taken as a whole;

(m)         Dispositions of the Capital Stock of Unrestricted Subsidiaries;

(n)          the abandonment or other Disposition of immaterial Intellectual Property rights (including allowing any registrations or any applications for registration of any Intellectual Property rights to lapse or go abandoned) to the extent the Borrower determines in its reasonable business judgment that (i) such Intellectual Property rights are not commercially reasonable to maintain under the circumstances and (ii) such Disposition would not materially and adversely affect the business of the Borrower and its Restricted Subsidiaries;

(o)          any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(p)          the unwinding or settling of any Swap Contract;

(q)          Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(r)           Dispositions of real property owned in fee by the Borrower and its Restricted Subsidiaries for fair market value not to exceed $25,000,000 in the aggregate for all such Dispositions from the Closing Date.

8.6          Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary, or make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any principal of Subordinated Indebtedness (other than Indebtedness evidenced by the Intercompany Note), in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a)          any Restricted Subsidiary may make Restricted Payments (i) to the Borrower or any Subsidiary Guarantor or any other Person that owns a direct equity interest in such Subsidiary in proportion to such Person's ownership interest in such Restricted Subsidiary, or (ii) for so long as such Restricted Subsidiary is a member of a group filing a consolidated, combined or unitary return with the Borrower, to the Borrower and any other holder of direct equity interests of such Subsidiary permitted hereunder in order to pay consolidated, combined or unitary federal, state or local taxes which payments by such Restricted Subsidiary are not in excess of the tax liabilities that would have been payable by such Restricted Subsidiary and its Subsidiaries on a stand-alone basis;

(b)          each Restricted Subsidiary may make Restricted Payments to the Borrower and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Capital Stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(c)          the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(d)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(e)          (i) the Borrower may purchase its Capital Stock from present or former officers, directors, employees or consultants of the Borrower or any Group Member upon the death, disability or termination of employment or services of such individual, and (ii) the Borrower may purchase, redeem or otherwise acquire any Capital Stock from the employees, officers, directors and consultants of the Borrower or any Group Member by net exercise, net withholding or otherwise, pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement; provided, that the aggregate amount of payments under this clause (e) shall not exceed $5,000,000 in any fiscal year and $10,000,000 during the term of this Agreement plus, in each case, any proceeds received by the Borrower after the Closing Date in connection with the issuance of Capital Stock that are used for the purposes described in this clause (e); provided, further, that any payment in respect of an Unrestricted Subsidiary shall count as an Investment under Section 8.7(t);

(f)          so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom (y) the Consolidated Leverage Ratio on a pro forma basis does not exceed 4.00 to 1.0 and (z) the Borrower shall have delivered to the Administrative Agent a certificate evidencing compliance with clauses (x) and (y), the Borrower may make Restricted Payments with the Available Amount;

(g)          so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower shall have delivered to the Administrative Agent a certificate evidencing compliance with clause (x), Restricted Payments so long as the Consolidated Leverage Ratio on a pro forma basis does not exceed 3.00 to 1.0;

(h)          the Borrower may make Restricted Payments to pay cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower; and

(i)           the Borrower may make Restricted Payments consisting of the cashless exercise of options and warrants of the Capital Stock of the Borrower or any of its Subsidiaries.

8.7          Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)          extensions of trade credit in the ordinary course of business;

(b)          Investments in cash and Cash Equivalents;

(c)          Guarantee Obligations permitted by Section 8.2;

(d)          loans and advances to officers, directors and employees of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) in an aggregate amount for the Borrower and all Restricted Subsidiaries not to exceed $5,000,000 at any time outstanding;

(e)          intercompany Investments by (i) the Borrower or any Restricted Subsidiary in any Loan Party; provided that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Loan Party are evidenced by the Intercompany Note and (ii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party;

(f)          intercompany Investments by any Loan Party in any Restricted Subsidiary, that, after giving effect to such Investment, is not a Subsidiary Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Restricted Subsidiary, loans made to any such Restricted Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) in an amount (valued at cost) (but excluding all such Investments outstanding as of the Closing Date) not to exceed the greater of (i) $175,000,000 and (ii) 7.5% of Consolidated Total Assets at any time outstanding;

(g)          Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business and customary trade arrangements with customers consistent with past practice;

(h)          Investments by any Loan Party in connection with Permitted Acquisitions;

(i)           Investments consisting of Hedge Agreements permitted by Section 8.11;

(j)           Investments existing as of the Closing Date and set forth in Schedule 8.7 and any modification, extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;

(k)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(l)           Investments received as consideration in connection with Dispositions permitted under Section 8.5;

(m)          in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost, if applicable) not to exceed $50,000,000 at any time outstanding;

(n)          the licensing, sublicensing or contribution of Intellectual Property rights pursuant to joint research development or marketing arrangements with Persons other than the Borrower and its Restricted Subsidiaries which does not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(o)          Investments of a Restricted Subsidiary that is acquired after the Closing Date or of a company merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with Section 8.4 or 8.7 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)          loans and advances in the ordinary course of business in respect of intercompany accounts attributable to the operation of the Borrower’s cash management system;

(q)          guarantees (i) by any Loan Party of Indebtedness and other obligations of Borrower and the other Loan Parties not otherwise permitted hereunder, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness and other obligations of any Loan Party not otherwise permitted hereunder, (iii) by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness and other obligations of any other Restricted Subsidiary that is not a Subsidiary

Guarantor not otherwise permitted hereunder and (iv) by any Loan Party of Indebtedness and other obligations of any Restricted Subsidiary that is not a Subsidiary Guaranty not otherwise permitted hereunder subject, in the case of this clause (iv) to the limits set forth in Section 8.7(f) above;

(r)          so long as no Event of Default shall have occurred and be continuing or would result therefrom, Investments with the Available Amount;

(s)          so long as no Event of Default shall have occurred and be continuing or would result therefrom, Investments so long as the Consolidated Leverage Ratio on a pro forma basis does not exceed 3.00 to 1.0;

(t)           Subject to Sections 7.13(b) and (c), Investments comprising the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in an aggregate amount since the Closing Date not to exceed $125.0 million;

(u)          Investments in connection with internal reorganizations and/or restructurings and related activities related to tax planning and reorganizations, restructurings and related activities which do not, individually or in the aggregate, materially detract from the value of the Collateral or adversely affect in any material respect the rights of the Secured Parties in respect of the Collateral;

(v)          Investments  existing as of the Closing Date of a Group Member (including, for the avoidance of doubt, the Target and its Subsidiaries) in another Group Member; and

(w)          the Acquisition.

8.8          Optional Payments and Modifications of Certain Debt Instruments.  (a)  (i) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Financing except (A) pursuant to a Restricted Payments permitted by Section 8.6(f), (B) with the proceeds of a Permitted Refinancing of such Junior Financing, (C) the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock that is not permitted hereunder) or (D) so long as no Event of Default or Financial Covenant Event of Default has occurred and is continuing or would result therefrom, out of the Available Amount basket; provided that nothing in this Section 8 shall prohibit the Borrower or any Restricted Subsidiary from making any optional or voluntary payment, prepayment, repurchase or redemption of or  otherwise optionally or voluntarily defeasing or segregating funds with respect to any Junior Financing which is not subordinated in right of payment to the Facilities so long as the Borrower would be in compliance with the Financial Covenants after giving pro forma effect thereto; provided further that nothing in this Section 8 shall restrict the Group Members from repaying intercompany loans so long as such repayments are in accordance with the terms of the Intercompany Note, if applicable, or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Financing (other than any amendment that is not materially adverse to the Lenders and in any event any such amendment, modification, waiver or other change that (x) in the case of any

Junior Indebtedness (other than Second Lien Indebtedness), (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee and (y) in the case of any Second Lien Indebtedness, is permitted pursuant to the applicable intercreditor agreement).

(a)          Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organization Document of any Loan Party or any Pledged Company if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect.

8.9          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, except (a) transactions between or among Loan Parties and their Restricted Subsidiaries; (b) loans or advances to officers, directors and employees permitted under Section 8.7; (c) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation, employment, termination and other employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Group Member, each in the ordinary course of business, provided, that any payment in respect of an Unrestricted Subsidiary shall count as an Investment under Section 8.7(t); (d) (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors and (ii) any repurchases of any issuances, awards or grants issued pursuant to clause (i), in each case, to the extent permitted by Section 8.6; (e) employment arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof; (f) any Restricted Payment permitted by Section 8.6; (g) the Acquisition; (h) payments to or from, or transactions with, the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary or Joint Venture); (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person; (j) pledges of Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and (k) the provision of cash collateral permitted under Section 8.3 and payments and distributions of amounts therefrom.

8.10        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of personal property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such

Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary.

8.11        Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure, (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) any Hedge Agreements required to be entered into pursuant to the terms and conditions of this Agreement.

8.12        Changes in Fiscal Periods; Accounting Changes.  (a)  Permit the fiscal year of the Borrower to end on a day other than a Sunday on or about September 30 or change the Borrower’s method of determining fiscal quarters.

(a)          Make or permit any change in accounting policies or reporting practices, except changes that are required by GAAP, or change independent accountants other than to any nationally recognized firm or such other firm reasonably acceptable to the Administrative Agent.

8.13        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement, the other Loan Documents, the Senior Notes Indenture, Incremental Equivalent Debt, the Overnight Facility, a Replacement Facility and other agreements governing such Indebtedness, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement governing any Junior Indebtedness so long as the restrictions set forth therein are no more restrictive than the corresponding provisions in the Loan Documents, (d) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (e) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 8.2 and (f) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (g) customary restrictions contained in Indebtedness incurred pursuant to Section 8.2 (provided that such restrictions do not restrict the Liens securing the Obligations), (h) restrictions arising in connection with cash or other deposits permitted under Sections 8.3 or 8.7 and limited to such cash or deposit, (i) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (j) restrictions arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (k) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

8.14        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted

Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Overnight Facility (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restrictions set forth in the Senior Notes, Incremental Equivalent Debt, Replacement Facility or any Junior Indebtedness so long as the restrictions set forth therein are not, taken as a whole, materially more restrictive than the corresponding provisions in the Loan Documents, (iv) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (v) restrictions and conditions existing on the Closing Date identified on Schedule 8.14 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition), (vi) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (vii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, (viii) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (ix) any agreement of a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party governing Indebtedness permitted to be incurred or permitted to exist under Section 8.2, (x) any agreement or arrangement already binding on a Restricted Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition, (xi) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 8.7), which limitation is applicable only to the assets that are the subject of such agreements, (xii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiii) restricting pursuant to applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (xiv) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

8.15        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are similar, reasonably related, incidental, ancillary or complementary thereto.

8.16        Compliance with Sanctions and Money Laundering Laws.  (a)  The Borrower will not, and will not permit any Subsidiary to, use any Loans or the proceeds thereof, or lend, contribute or otherwise make available any Loans or the proceeds of any Loans to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person or in any

Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lead Arranger, the Administrative Agent, any Lender (including a Swingline Lender) or an Issuing Bank or otherwise) of Sanctions. The Borrower will not, and will not permit any Subsidiary to, use any Loan or Letter of Credit or the proceeds therefrom for any purpose that would violate the Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

SECTION 9.    EVENTS OF DEFAULT

9.1          Events of Default.  If any of the following events shall occur and be continuing:

(a)          the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Section 3.15(a)(vi), Section 7.1, clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement; provided that an Event of Default under this clause (c) as a result of a breach of any Financial Covenant (any such Event of Default, a “Financial Covenant Event of Default”) shall not constitute an Event of Default for purposes of any Term B Loan unless and until the Majority Pro Rata Lenders have declared all outstanding Obligations under the Revolving Facility and the Term A Facility to be immediately due and payable in accordance with Section 9.2, and such declaration has not been rescinded on or before such date; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)           the Borrower or any Restricted Subsidiary (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation or Hedge Agreement that constitutes Material Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(f)          (i) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall commence any case, proceeding, assignment, or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) any case, proceeding, petition or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding, petition or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)          (i)  any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed pursuant to such proceedings, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall be terminated under Section 4041(c) of ERISA, (iv) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (v) any other event or condition shall occur or exist with respect to a Single Employer Plan or Multiemployer Plan (other than regular contributions with respect thereto or administrative expenses in respect thereof), or (vi) any Group Member shall engage in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)          one or more judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof and any such judgments or decrees either (i) is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $75,000,000 or more or (ii) is for injunctive relief and could reasonably be expected to have a Material Adverse Effect, or

(i)          any of the Security Documents shall cease, for any reason, to be in full force and effect with respect to a material portion of the Collateral, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or any Loan Party or any Subsidiary of any Loan Party shall so assert (other than, in any such case, any transactions expressly permitted by the Loan Documents); or

(j)          the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert (other than, in any such case, any transactions expressly permitted by the Loan Documents); or

(k)          a Change of Control occurs; or

(l)          (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, bonding and enforceable against the holders of any Junior Financing, if applicable, (iii) if applicable, the intercreditor agreement related to any Second Lien Indebtedness shall, in whole or in part, cease to be effective or otherwise cease to be legally valid, binding and enforceable against the holder of any Second Lien Indebtedness or (iv) any Loan Party, any Subsidiary of any Loan Party, the trustee in respect of any Junior Financing, or the holders of any Junior Financing, as the case may be, shall assert any of the foregoing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account subject to the security interest granted in favor of the Lenders opened by the Administrative Agent an amount equal to the 102% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents in accordance with the Guarantee and Collateral Agreement.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

9.2          Remedies.

(a)          Except as provided in clause (b) below, (i) if an Event of Default specified in Section 9.1(f)(i) or (ii) with respect to the Borrower shall occur and be continuing, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (ii) if such event is any other Event of Default (other than a Financial Covenant Event of Default) that has occurred and is continuing, either or both of the following actions may be taken:  (x) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (y) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents in accordance with the Guarantee and Collateral Agreement.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(b)          Upon the occurrence and during the continuation of a Financial Covenant Event of Default that is unwaived, the Majority Pro Rata Lenders may, immediately upon such breach (i) declare that such breach constitutes an Event of Default for Section 6.2 and (ii) either (x) terminate the Revolving Commitments and/or (y) take the actions specified in Section 9.2(a) in respect of the Revolving Commitments, the Revolving Loans, the L/C Obligations and the Term A Loans.  In respect of a Financial Covenant Event of Default that is continuing, the Majority Facility Lenders under the Term B Facility may take the actions specified in Section 9.2(a) with respect to the Term B Facility on the date that the Majority Pro Rata Lenders terminate the Revolving Commitments or accelerate all Obligations in respect of the Revolving Facility and the Term A Facility; provided however, that the Majority Facility Lenders under the Term B Facility may not take such actions if either (1) all Obligations under the Revolving Facility and the Term A Loan Facility have been repaid in full (other than Unasserted Contingent Obligations) and the Revolving Commitments have been terminated or (2) no actions have been taken to terminate the Revolving Commitments or accelerate the Obligations in respect of the Revolving Facility and the Term A Facility and the Financial Covenant Event of Default has been waived by the Majority Pro Rata Lenders.

SECTION 10.    THE AGENTS

10.1        Appointment.  Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3        Exculpatory Provisions.  Without limiting the generality of the foregoing, each Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment; and

(e)          shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in

Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(f)          The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.4        Reliance by Administrative Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, each Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless such Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6        Non-Reliance on Agents and Other Lenders.  Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party.

Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement, any Specified Hedge Agreement or any Specified Cash Management Agreement.  Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents,  any Specified Hedge Agreement or any Specified Cash Management Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7        Indemnification.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5 to be paid by it to any Agent Related Party (or any sub-agent thereof), each Lender severally agrees to pay to such Agent Related Party (or any such sub-agent thereof) such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (a) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Related Party (or any such sub-agent thereof) and (b) no Lender shall be liable for the payment of any portion of such unreimbursed expense or indemnified loss, claim, damage, liability or related expense that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8        Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent and without any duty to account therefor to the Lenders.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.9        Successor Administrative Agent; Resignation of Issuing Lender and Swingline Lender.  (a)  The Administrative Agent and the Collateral Agent may resign as

Administrative Agent and Collateral Agent, respectively, upon ten (10) days’ notice to the Lenders and the Borrower.  If the Administrative Agent or Collateral Agent, as applicable, shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders (which such successor agent shall be (x) a Lender or (y) otherwise satisfactory to the Required Lenders), which successor agent shall (unless an Event of Default under Section 9.1(a) or Section 9.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is ten (10) days following a retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After the retiring or removed Administrative Agent’s or Collateral Agent’s, as applicable, resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, Collateral Agent, their respective sub-agents and their respective Agent Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or Collateral Agent, as applicable.

(a)          Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders (determined after giving effect to the final paragraph of Section 11.1) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date ten (10) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(b)          In addition to the foregoing, if (i) a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Lender and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Lender or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than ten (10) Business Days after the date of such notice) or (ii) Morgan Stanley Senior Funding, Inc. resigns or is removed as Administrative Agent, such resignation or removal shall also constitute its resignation as Issuing Lender and Swingline Lender; provided that such resignation by the Issuing Lender will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Lender and such Issuing Lender shall continue to be an Issuing Lender for the purposes of this Agreement in respect of such Letters of Credit and that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

10.10      Agents Generally.  Except as expressly set forth herein, the Agents and the Lead Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.

10.11      Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents, the Specified Hedge Agreements or the Specified Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceeds, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.

10.12      Withholding Taxes.  Without limiting or expanding the provisions of Section 4.10, each Lender shall indemnify the Administrative Agent (to the extent that Administrative Agent has not already been reimbursed by the Loan Parties and without limiting or expanding the obligation of the Loan Parties to do so) against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective).  A certificate as to the amount of any such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amounts due the Administrative Agent under this Section 10.12.  The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.13      Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any

Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.7, 3.5, 3.10 and 11.5 or otherwise) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 3.5, 3.10 and 11.5 or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 11.    MISCELLANEOUS

11.1        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that (1) any such amendment, supplement, modification or waiver shall be acknowledged by the Administrative Agent and (2) no such waiver and no such amendment, supplement or modification shall:

(i)          forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of the financial covenants or defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 4.2 or any related definitions including Asset Sale, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note or other amendment, modification or supplement to which this clause (i) is applicable;

(ii)         eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iii)        reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement (other than pursuant to any transaction or transactions expressly permitted by the Loan Documents), in each case without the written consent of all Lenders;

(iv)        after the Closing Date, no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 6.2 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders to make any additional Revolving Loan, unless and until the Majority Facility Lenders under the Revolving Facility shall have approved such amendment, waiver or consent;

(v)         amend, modify or waive any provision of Section 4.2(d), 4.8 or 11.7(a) of this Agreement or Section 6.5 of the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders except, in the case of amendments to Section 4.8 pursuant to an Extension Amendment;

(vi)        reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby;

(vii)       amend, modify or waive any provision of the Loan Documents that by its terms adversely affects the rights of one Facility in respect of Collateral in a manner different than another Facility, in each case without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby;

(viii)      reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(ix)         amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby;

(x)          amend, modify or waive any provision of Section 11.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders;

(xi)         amend, modify or waive any provision of Section 3.3, 3.4 or 3.15 without the written consent of the Swingline Lender;

(xii)        amend, modify or waive any provision of Sections 3.7 to 3.15 without the written consent of each Issuing Lender;

(xiii)       amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable sharing of payments required thereby or (B) the definition of “Qualified Counterparty,” “Specified Cash Management Agreement,” “Specified Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans;

(xiv)      amend, modify or waive any provision of Section 8.1 (and related definitions as used in such Section, but not as used in other Sections of this Agreement) or the first sentence of Section 9.2(b) without the written consent of the Majority Pro Rata Lenders and, notwithstanding anything to the contrary set forth in this Section 11.1, only the written consent of such Lenders shall be necessary to permit any such amendment, modification or waiver; and

(xv)       amend, modify or waive any provision of this Section 11.1 that requires the consent of: (A) each Issuing Lender without the express written consent of each Issuing Lender, (B) each Agent without the express written consent of each Agent; (C) the Swingline Lender without the express written consent of the Swingline Lender (D) each Qualified Counterparty without the express written consent of each Qualified Counterparty (E) the Majority Facility Lenders under any Facility with the express written consent of the Majority Facility Lenders under such Facility and (F) all Lenders or each affected Lender without the express written consent of each Lender.

In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), the Borrower and the Lenders or other Persons providing the relevant Replacement Facility (as defined below) to permit the refinancing of all or any portion of (i) the outstanding Term Loans (“Refinanced Term Loans”) with (A) a replacement term loan tranche (“Refinancing Term Loans”), which may be pari passu in right of payment and security with the Loans or, subject to Section 8.2(p), may be incurred in the form of Junior Indebtedness, or (B) one or more series of senior notes (“Refinancing Notes”), which Refinancing Notes may be secured by the Collateral on a pari passu basis or in the form of Second Lien Indebtedness, or unsecured or (ii) the outstanding Revolving Loans and Revolving Commitments (such refinanced Revolving Loans and Revolving Commitments, together with any Refinanced Term Loans, Refinancing Notes, each a “Refinanced Facility” and, collectively, the “Refinanced Facilities”) with Refinancing Term Loans or a replacement revolving loan tranche (such replacement revolving loan tranche, together with any Refinancing Term Loans or Refinancing Notes, each a “Replacement Facility” and, collectively, the “Replacement Facilities”); provided that (a) the aggregate principal amount of such Replacement Facilities shall not exceed the aggregate principal amount of such Refinanced Facilities plus accrued interest, fees and expenses related thereto, (b) the maturity date for such Replacement Facilities shall not be earlier than the maturity date for the corresponding Refinanced Facilities, (c) the weighted average life to maturity of such Replacement Facilities shall not be shorter than the weighted average life to maturity of such Refinanced Facilities at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of any applicable Term Loans) (d) such Replacement Facility shall not be guaranteed by any Person other than the Loan Parties and shall not be secured by any property other than the Collateral and (e) all other terms applicable to such Replacement Facilities (other than pricing and optional prepayment or redemption terms) shall be substantially identical to, or not materially more favorable (taken as a whole) to the Lenders or other Persons providing such Replacement Facility than, those applicable to the applicable Refinanced Facility, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders or Majority Pro Rata Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then a Person reasonably acceptable to the Borrower and the Administrative Agent shall have the right but not the obligation to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person, all of the Term Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans and any outstanding Revolving Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale and any applicable prepayment premiums payable pursuant to Section 4.1(b)), such purchase and sale to be consummated pursuant to an executed

Assignment and Assumption.  In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent and the Borrower (a) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Lender, (b) to add one or more additional credit facilities with respect to Incremental Term Loans to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, as applicable, and the accrued interest and fees in respect thereof and (c) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided, that the conditions set forth in Section 2.4 are satisfied.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders” and “Majority Facility Lenders” and “Majority Pro Rata Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that, subject to the limitations set forth in the first paragraph of this Section 11.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, reduce any percentage specified in the definition of Required Lender, disproportionately affect such Defaulting Lender as compared to other Lenders holding the same Class of Loans, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

11.2        Notices.     (a)   All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 11.2(b) and in the proviso to this Section 11.2(a), in an electronic medium and as delivered as set forth in Section 11.2(b) if to the Borrower, at its address at One Enterprise, Aliso Viejo, CA 92656 Attention: John Hohener, E-mail Address: jhohener@microsemi.com with a copy to O’Melveny & Myers LLP, at its address at 400 S. Hope Street, Los Angeles, CA 90071 Attention: Tom Baxter, Telecopy No. (213) 430-6407, E-mail Address: tbaxter@omm.com and a copy to O’Melveny & Myers LLP, at its address at 2765 Sand Hill Road, Menlo Park, CA 94025, Telecopy No. (650) 473-2601, E-mail Address: wlazarow@omm.com; if to the Administrative Agent, at its address at 1585 Broadway, New York, New York, 10036, attention: Agency Team, E-mail Address: AGENCY.BORROWERS@morganstanley.com, telephone No. (917) 260-0588; if to the Administrative Agent, to its address at 1300 Thames Street, 4th Floor, Thames Street Wharf,

Baltimore, MD 21231, attention: Documentation team, E-mail Address: DOCS4LOANS@morganstanley.com, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 11.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent; if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire delivered to the Administrative Agent (including, as appropriate, notices delivered solely to the Person designated by a Lender on its administrative questionnaire delivered to the Administrative Agent then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).  All such notices and other communications shall, when mailed, be effective four days after having been mailed, and when telecopied or E-mailed, be effective when properly transmitted, except that notices and communications to any Agent pursuant to Sections 2, 3, 4, 6 and 10 shall not be effective until received by such Agent.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(a)          The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. In addition, the Borrower agrees to continue to provide the Communications to the Agents in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Qualified Counterparties by posting the Communications on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”).  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, each Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute information covered by Section 11.15, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(b)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “ADMINISTRATIVE AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.3        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments of any Lender have not been terminated.

11.5        Payment of Expenses and Taxes.  (a)  The Borrower agrees (i) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such parties (provided that such fees and disbursements shall not include fees and disbursements for more than one counsel plus one local counsel in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter as such parties shall deem appropriate, (ii) to pay or reimburse each Lender and Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, charges and disbursements of a single firm of legal counsel, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to each Lender and of counsel to such Agent, plus, in the case of any actual or perceived conflict of interest where the Lender or Agent affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for such affected Lender or Agent, (iii) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (other than amounts payable under Section 4.10(d)), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender, Agent and their respective affiliates and each of the respective officers, directors, agents and controlling persons of the foregoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any Restricted Subsidiary or any of the Properties and the reasonable fees and expenses of a single firm of legal counsel, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”); provided, that no Indemnitee will be indemnified for any Indemnified Liabilities to the extent (a) it has been determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) a material breach of the obligations of such Indemnitee under the Loan Documents or (b) any proceeding between and among Indemnitees that do not involve an act or omission by the Borrower or its Subsidiaries (other than claims against the Administrative Agent or a Lead Arranger in its capacity or in fulfilling its role as the agent or arranger or any other similar role under the Facilities (excluding its role as a Lender)); provided further, that, this Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee.  Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to John Hohener, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(a)          To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and each Indemnitee does hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b)          All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.6        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (w) to an assignee in accordance with the provisions of paragraphs (b) or (c) of this Section, (x) by way of participation in accordance with the provisions of paragraph (e) of this Section or (y) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (h) of this Section or (z) by a Conduit Lender to its designating Lender in accordance with the provisions of paragraph (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors as assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section 11.6 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)          Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment effected by the Administrative Agent in connection with the initial syndication of the Commitments or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or, in the case of a Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis;

(iii)        no consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition, the consent of:

(A)         the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof or (z) such assignment is an assignment of Term Loans or Commitments made by the Administrative Agent prior to the Syndication Date; and

(B)         the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) either Term Facility if such assignment is to an Assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund or (y) the Revolving Facility if such assignment is to an Assignee that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)         (1) in the case of any assignment to a new Revolving Lender or that increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), the Issuing Lenders (such consent not to be unreasonably withheld or delayed), and (2) in the case of any assignment of a Revolving Commitment, the Swingline Lender (such consent not to be unreasonably withheld or delayed); provided that no consent of an Issuing Lender or the Swingline Lender shall be required for an assignment to an Assignee that is a Revolving Lender or an Affiliate or Approved Fund of a Revolving Lender;

(iv)        except in the case of assignments pursuant to paragraph (c) below, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds), and the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(v)         no assignment shall be permitted to be made to the Borrower or any of its Subsidiaries except pursuant to a Dutch Auction as provided in Section 11.6(j); and

(vi)        no assignment shall be permitted to be made to a natural person.

Except as otherwise provided in paragraph (c) below, subject to acceptance and recording thereof in the Register pursuant to paragraph (d) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5; provided, that such Lender continues to comply with the requirements of Section 4.10(g).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the requirements of paragraph (e) of this Section.

(b)          Notwithstanding anything in this Section 11.6 to the contrary, but subject to recording thereof in the applicable Related-Party Register pursuant to paragraph (d) below, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (a) providing any notice (including, without limitation, any administrative questionnaire) to the Administrative Agent or any other Person or (b) delivering an executed Assignment and Assumption to the Administrative Agent; provided that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an administrative questionnaire have been delivered to the Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or administrative questionnaire to the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to paragraph (c), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-

fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower.  The Register or Related Party Register shall be available for inspection by the Borrower, the Issuing Lenders, the Swingline Lender and any Lender at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice.  Except as otherwise provided in paragraph (c) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to paragraph (c) above, the applicable Related Party Register) as provided in this paragraph (d) or, in the case of an assignment pursuant to paragraph (i) below, the applicable Conduit Lender Register as provided in paragraph (i) below.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(d)          (i)  Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no participation shall be permitted to be made to the Borrower or any of its Subsidiaries, nor any officer or director of any such Person and (E) no sale of a participation shall be effective until and unless recorded in the selling Lender’s Participant Register.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1.  Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(e)          Each Lender that sells participations to a Participant, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amount of and interest owing with respect to the participation sold to each such Participant (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Section 1.871-14(c)(1) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and the Borrower and the Lenders shall treat each Person whose name is recorded in such Participant Register pursuant to the terms hereof as a participant for all purposes of this Agreement, notwithstanding notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(f)          A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant had no such participation been transferred to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(g) and (i) as if it were a Lender.

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Person, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(h)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b), provided that any such Conduit Lender shall maintain a register on which it enters the name and address of its designating Lender and the principal amount of and interest owing with respect to the Loans so assigned to its designating Lender (the “Conduit Lender Register”) and that such assignment shall not be effective until and unless recorded in the applicable Conduit Lender Register.  The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(i)          Notwithstanding anything in this Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower in accordance with the procedures set forth on Exhibit J, pursuant to an offer made available to all Term Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)          The Borrower shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any Excluded Information that has not been disclosed to the Term Lenders generally (other than to the extent any such Term Lender does not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) prior to such date;

(ii)         immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Lender to the Borrower, such Term Loans and all rights and obligations as a Term Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Term Lender hereunder or under the other Loan Documents by virtue of such assignment;

(iii)        the Borrower shall not use the proceeds of any Revolving Loans for any such assignment; and

(iv)        no Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

(j)          With respect to any proposed assignment or participation for a Disqualified Institution:

(i)          No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Institution”), such assignee shall not retroactively be disqualified from becoming a Lender. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply.

(ii)         If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(iv)        The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion  of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.7        Sharing of Payments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a director creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 11.7.

(b)  In addition to any rights and remedies of the Lenders provided by law, subject to Section 10.11, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(a)          Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.7 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.8        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

11.9        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12      Submission To Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address set forth in Section 11.2 or on the signature pages hereof, as the case may be, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

11.13      Acknowledgments.  The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

(d)          each Agent, Issuing Bank, Swing Line Lender, Lender and their Affiliates, may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.

11.14      Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, the release of any Subsidiary Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder), that is otherwise permitted by the Loan Documents or that has been consented to in accordance with Section 11.1; provided that no such release shall occur if (x) such Subsidiary Guarantor continues to be a guarantor in respect of the Overnight Facility or any Junior Financing or (y) such Collateral continues to secure the Overnight Facility or any Junior Financing or (ii) under the circumstances described in paragraph (b) below.

(a)          At such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any Affiliate of a Lender or any Approved Fund, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”), (d) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Facilities or (k) to any other party hereto; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

11.16      WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17      Patriot Act Notice.  (a)  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

(b)          Each of the Agents, the Lenders and the Issuing Lenders hereby notifies each Group Member, if any, organized under the laws of Canada, or any province thereof, that pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, within Canada (including any guidelines or orders thereunder), it may be required to obtain, verify and record information regarding such Person, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Person, and the transactions contemplated hereby.

11.18      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MICROSEMI CORPORATION,
as Borrower

By:	/S/ John W. Hohener
Name: John W. Hohener
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By:	/S/ Jonathon Rauen
Name: Jonathon Rauen
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Lender, Issuing Lender and Swingline Lender

By:	/S/ Jonathon Rauen
Name: Jonathon Rauen
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Annex A

PRICING GRID FOR TERM A LOANS,

REVOLVING LOANS AND SWINGLINE LOANS

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	2.50%	1.50%	0.35%
II	2.25%	1.25%	0.30%
III	2.00%	1.00%	0.25%

So long as no Default or Event of Default has occurred and is continuing, the Applicable Margin for Term A Loans, Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, based on changes in the Consolidated Leverage Ratio, calculated on a pro forma basis, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio, calculated on a pro forma basis, for the relevant period is greater than 4.00 to 1.00.

“Pricing Level II”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio, calculated on a pro forma basis, for the relevant period is less than or equal to 4.00 to 1.00 but greater than 2.00 to 1.00.

“Pricing Level III”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio, calculated on a pro forma basis, for the relevant period is less than or equal to 2.00 to 1.00.

Annex A-1